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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Cobalt International Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Cobalt International Energy, Inc.
Cobalt Center
920 Memorial City Way, Suite 100
Houston, Texas 77024

March 21, 2013

Dear Stockholder:

        You are cordially invited to the 2013 Annual Meeting of Stockholders of Cobalt International Energy, Inc. to be held on April 25, 2013 at 9:00 a.m., Central Time, at the Magnolia Ballroom in the Westin Houston Memorial City Hotel, 945 Gessner Road, Houston, Texas 77024. For those of you who cannot attend the Annual Meeting, we urge that you participate by indicating your choices on the enclosed proxy card and completing and returning it at your earliest convenience or by using the internet voting site or toll-free number listed on the enclosed proxy card to submit your vote.

        This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors and its committees and personal information about the nominees for the Board of Directors. Other matters on which action is expected to be taken during the meeting are also described.

        It is important that your shares are represented at the Annual Meeting, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

        On behalf of the Board of Directors, thank you for your continued support.

Yours truly,

Joseph H. Bryant Chairman of the Board of Directors and Chief Executive Officer

Cobalt International Energy, Inc.
Cobalt Center
920 Memorial City Way, Suite 100
Houston, Texas 77024

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting to be held on April 25, 2013

The Proxy Statement and Annual Report to Stockholders are available at
http://www.cstproxy.com/cobaltintl/2013

Date:	April 25, 2013
Time:	9:00 a.m., Central Time
Place:	Westin Houston Memorial City Hotel The Magnolia Ballroom 945 Gessner Road Houston, Texas 77024

Items of Business:

  1.
  To elect four Class I directors to serve a three-year term until the 2016 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

  2.
  To ratify the appointment of Ernst & Young LLP, as our independent auditors for the fiscal year ending December 31, 2013;

  3.
  To approve the Cobalt International Energy, Inc. Long Term Incentive Plan;

  4.
  To provide an advisory vote on executive compensation; and

  5.
  To transact such other business as may properly come before the Annual Meeting.

        Record Date:    You are entitled to notice of and to vote at the Annual Meeting (or any adjournment or postponement thereof) if you were a stockholder of record and entitled to vote on March 14, 2013. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Secretary, Cobalt International Energy, Inc., Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024. The list also will be available at the Annual Meeting.

        Proxy Voting:    Your vote is important regardless of the size of your holdings. Please either complete, date and sign the enclosed proxy card and return it in the envelope provided for you or otherwise use the internet voting site or the toll-free number listed on the enclosed proxy card to submit your vote.

        Meeting Admission:    If you plan to attend the Annual Meeting in person, you will need to bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date and photo identification.

By Order of the Board of Directors:

Jeffrey A. Starzec Senior Vice President, General Counsel and Secretary

Houston, Texas
March 21, 2013

COBALT INTERNATIONAL ENERGY, INC.
Cobalt Center
920 Memorial City Way, Suite 100
Houston, Texas 77024

PROXY STATEMENT

April 25, 2013

KEY INFORMATION

        We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Cobalt International Energy, Inc. for the 2013 Annual Meeting of Stockholders (the "Annual Meeting"). In this proxy statement, we refer to the Board of Directors as the "Board" and Cobalt International Energy, Inc. as "we," "us," "our company," "Cobalt" or the "Company." This proxy statement is being mailed and made available to stockholders starting on or about March 21, 2013.

Record Date and Voting Securities

        The Board fixed the close of business on March 14, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.01 par value per share, of which 411,131,667 shares were outstanding as of the close of business on the record date. Each outstanding share of common stock is entitled to one vote.

Voting by Proxy

        Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares by either (i) marking your vote on your proxy card, signing your name exactly as it appears on your proxy card, dating your proxy card and returning it in the envelope provided or (ii) using the internet voting site or the toll-free telephone number listed on the enclosed proxy card (specific directions for using the internet and telephone voting systems are shown on the proxy card). If a bank, broker or other nominee holds your shares, you will receive voting instructions directly from the holder of record.

        When using internet or telephone voting, the voting systems will verify that you are a stockholder through the use of a company number for Cobalt International Energy, Inc. and a unique control number for you. If you vote by internet or telephone, please do not also mail the enclosed proxy card.

        All shares represented by valid proxies that we receive through whichever method above you use to transmit your instructions, and that are not revoked, will be voted in accordance with your instructions on the proxy. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board's recommendations as follows:

        "FOR" Proposal 1:    The election of four Class I directors to serve a three-year term until the 2016 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

        "FOR" Proposal 2:    The ratification of the appointment of Ernst & Young LLP, as our independent auditors for the fiscal year ending December 31, 2013;

        "FOR" Proposal 3:    Approval of the Cobalt International Energy, Inc. Long Term Incentive Plan; and

        "FOR" Proposal 4:    Advisory vote on executive compensation to approve the compensation of our named executive officers as disclosed in this proxy statement.

        If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board's recommendations on any of the above items.

Revoking Your Proxy

        You may revoke your proxy at any time before it is exercised by:

  1.
  Delivering to our executive offices (Attention: Secretary) a written notice of revocation; or

  2.
  Delivering to our executive offices (Attention: Secretary) a duly executed proxy bearing a later date; or

  3.
  Using the internet voting site or the toll-free telephone number listed on the enclosed proxy card to deliver a duly executed proxy bearing a later date; or

  4.
  Attending the Annual Meeting and voting in person.

        Our executive offices are located at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024. Attendance at the Annual Meeting will not in itself constitute the revocation of your proxy.

Attending the Annual Meeting

        All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holders of record, are invited to attend the Annual Meeting. Stockholders of record can vote in person at the Annual Meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Annual Meeting. If you plan to attend the Annual Meeting, please bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date, which is March 14, 2013. Failure to bring photo identification and such a letter may delay your ability to attend or prevent you from attending the Annual Meeting.

Quorum and Required Vote

        Stockholders representing a majority of our outstanding capital stock entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of all of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. Under the Delaware General Corporation Law, our certificate of incorporation and our by-laws, the affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposals 2, 3 and 4 and a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve Proposal 1.

        Abstentions may be specified on all proposals and will be counted as present for the purposes of the proposal for which the abstention is noted. A vote withheld for a nominee in the election of directors will have the same effect as a vote against the nominee. For purposes of determining whether any of the other proposals has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal.

        For the purposes of determining whether a proposal has received the requisite vote of the holders of the capital stock in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called broker non-votes), those shares of capital stock will not be included in the vote totals and, therefore, will have no effect on the vote on any of the proposals.

Costs of Solicitation

        We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

        Our 2012 Annual Report on Form 10-K, including consolidated financial statements as of and for the year ended December 31, 2012, is being distributed to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission ("SEC"). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary, or at telephone number +1 (713) 452-2322. The Annual Report does not form any part of the materials for the solicitation of proxies. In addition, this proxy statement and our Annual Report to stockholders are available to you at no charge electronically at http://www.cstproxy.com/cobaltintl/2013.

CORPORATE GOVERNANCE

Board of Directors

  Board Composition

        Our certificate of incorporation and by-laws provide that the Board shall consist of not fewer than five directors, nor more than 15 directors. We currently have 13 directors.

        On January 18, 2013, our former financial sponsors (consisting of funds affiliated with First Reserve Corporation, Goldman, Sachs & Co., Riverstone Holdings LLC and The Carlyle Group, and KERN Partners Ltd.) completed an offering of shares of common stock that resulted in them no longer controlling a majority of the voting power of our outstanding common stock (the "January Offering and Loss of Controlled Company Event"). On February 21, 2013, pursuant to the terms of our certificate of incorporation, our Board was divided into three equal classes of directors as a result of this event. Directors are now elected by stockholders for terms of three years and hold office until their successors are elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. On March 11, 2013, the Board expanded the Board from 12 to 13 directors and elected Mr. William P. Utt to fill the Class III director vacancy thereby created.

        As of the date hereof, the Class I directors are Mr. Joseph H. Bryant, Mr. N. John Lancaster, Mr. Jon A. Marshall and Mr. Kenneth A. Pontarelli; the Class II directors are Dr. Jack E. Golden, Mr. Kenneth W. Moore, Dr. Myles W. Scoggins and Mr. Martin H. Young, Jr.; and the Class III directors are Mr. Peter R. Coneway, Mr. Michael G. France, Mr. Scott L. Lebovitz, Mr. D. Jeff van Steenbergen and Mr. William P. Utt. The terms for the Class I, II and III directors end on the date of our 2013, 2014 and 2015 Annual Meeting of Stockholders, respectively.

  Board Leadership Structure

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board's leadership structure on an annual basis.

        The Board has determined that the optimal Board leadership structure for us is served by the role of Chairman of the Board being held by our Chief Executive Officer, Mr. Joseph H. Bryant. Our non-management directors have also determined that it is optimal for the Board to have a "presiding director," whose responsibilities include, among others, calling meetings of the non-management directors, presiding over executive sessions of the non-management directors and, if requested by stockholders, ensuring that he is available, when appropriate, for consultation and direct communication. Currently, Mr. Moore serves as our presiding director.

        The Board has determined that this leadership structure is optimal for us because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership.

  Director Independence

        As a result of the January Offering and Loss of Controlled Company Event, we no longer qualified as a "controlled company" for purposes of certain exemptions from the New York Stock Exchange ("NYSE") corporate governance standards. Pursuant to the phase-in periods stipulated by the NYSE rules, we are required to have a majority independent Board by January 18, 2014, which is one year after the date we ceased to qualify as a controlled company, as a result of this event.

        The Board has determined that Mr. Peter R. Coneway, Mr. Michael G. France, Dr. Jack E. Golden, Mr. N. John Lancaster, Mr. Scott L. Lebovitz, Mr. Jon A. Marshall, Mr. Kenneth W. Moore,

Mr. Kenneth A. Pontarelli, Dr. Myles W. Scoggins, Mr. D. Jeff van Steenbergen, Mr. William P. Utt and Mr. Martin H. Young, Jr. are "independent directors" as defined by the NYSE rules. Accordingly, as of the date hereof we are in compliance with the NYSE's majority independent Board requirement. In addition, the Board has determined that Mr. Martin H. Young, Jr., Dr. Jack E. Golden, Mr. Jon A. Marshall and Dr. Myles W. Scoggins are "independent directors" as defined by Rule 10A-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). There are no family relationships among any of our executive officers, directors or nominees for director.

  Board's Role in Risk Oversight

        Management has implemented an Enterprise Risk Management ("ERM") process to assist in the Board's oversight of our risks. Management, which is responsible for day-to-day risk management, conducts a risk assessment of our business annually. The risk assessment process is global in nature and identifies and assesses our risks, as well as steps to mitigate and manage the risks, which may be financial, operational or strategic in nature.

        While risk oversight is a full Board responsibility, primary responsibility for monitoring the ERM process is delegated to the Audit Committee. The results of each risk assessment are reviewed with the Audit Committee. The centerpiece of the assessment is a discussion of our key risks, which includes a review of the potential magnitude and likelihood of each risk and management's initiatives to manage and mitigate each risk. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific proposed actions.

        The Board's other standing committees—Compensation and Nominating and Corporate Governance—oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept abreast of its committees' risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at Board meetings and include discussions of committee agenda topics, including matters involving risk oversight.

        The Board currently considers specific risk topics, including risks associated with our strategic plan, our exploratory and appraisal drilling program, our capital structure and other operational activities. Further, the Board is routinely informed by management of developments that could affect our risk profile or other aspects of our business.

Meetings of the Board of Directors and Committees

        The Board held eight meetings during fiscal 2012 and did not take action by unanimous written consent. During fiscal 2012, no director nominated for election at the Annual Meeting attended fewer than 75% of the aggregate total number of meetings of the Board held during fiscal 2012 and of the total number of meetings held by all of the committees of the Board on which he served. The three standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

        The following table shows the membership and number of meetings held by the Board and each committee during fiscal 2012. The following table does not include Mr. William P. Utt as he was elected to the Board in March 2013, and does not reflect changes made to the composition of committees of the Board made in February 2013.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Board of Directors
Joseph H. Bryant				Chair
Peter R. Coneway			X	X
Michael G. France				X
Jack E. Golden		X		X
N. John Lancaster		Chair		X
Scott L. Lebovitz				X
Jon A. Marshall	X	X		X
Kenneth W. Moore				X
Kenneth A. Pontarelli		X	Chair	X
Myles W. Scoggins	X		X	X
D. Jeff van Steenbergen		X		X
Martin H. Young, Jr.	Chair			X
Fiscal 2012 Meetings	6	7	5	8
Action by Unanimous Written Consent in 2012	0	0	0	0

        We expect, but do not require, our directors to attend our annual stockholder meetings.

        Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Board of Directors (Independent Members), c/o Secretary, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024.

        Stockholders and other interested parties may communicate directly with the presiding director by sending a written communication in an envelope addressed to: Presiding Director, c/o Secretary, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024.

        Stockholders and other interested parties may communicate directly with the full Board by sending a written communication in an envelope addressed to: Board of Directors, c/o Secretary, Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024.

        Our Audit Committee has established a process for communicating complaints regarding accounting or auditing matters. In order to submit a complaint, you may call our hotline at (800) 338-9088 or visit the "Corporate Governance" section of our website. Any such complaints received or submitted are automatically forwarded to Mr. Martin H. Young, Jr., an independent director and Chairman of the Audit Committee, to take such action as may be appropriate.

Committees of the Board of Directors

        The Board has an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and may have such other committees as the Board shall determine from time to time. As a result of the January Offering and Loss of Controlled Company Event, we no longer qualified as a "controlled company" for purposes of certain exemptions from NYSE corporate governance standards. Pursuant to the phase-in periods stipulated by the NYSE rules, we are required to have at least one independent director on each of our Nominating and Corporate Governance and Compensation Committees as of the date we ceased to qualify as a controlled company, a majority of independent directors on those committees by April 18, 2013, which is 90 days after the date we ceased to qualify as a controlled company, and fully independent Nominating and Corporate Governance and Compensation Committees by January 18, 2014, which is one year after the date we ceased to qualify as a controlled company, as a result of this event. We are also now required to perform an annual performance evaluation of our Nominating and Corporate Governance and Compensation Committees. As of the date hereof, we are in compliance with these additional requirements. Each of the standing committees of the Board has the composition and responsibilities described below.

  Audit Committee

        The current members of our Audit Committee are Mr. Martin H. Young, Jr., Dr. Jack E. Golden, Mr. Jon A. Marshall and Dr. Myles W. Scoggins, each of whom the Board has determined is financially literate. Mr. Young is the Chairman of this committee and Dr. Golden joined the committee effective February 21, 2013. The Board has determined that Mr. Young and Dr. Scoggins are Audit Committee financial experts and that Mr. Young, Dr. Golden, Mr. Marshall and Dr. Scoggins are "independent directors" as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. Our Audit Committee is authorized to:

  •
  approve and retain the independent auditors to conduct the annual audit of our books and records;

  •
  review the proposed scope and results of the audit;

  •
  review and pre-approve the independent auditors' audit and non-audit services rendered;

  •
  approve the audit fees to be paid;

  •
  review accounting and financial controls with the independent auditors and our financial and accounting staff;

  •
  review and approve transactions between us and our directors, officers and affiliates;

  •
  recognize and prevent prohibited non-audit services;

  •
  establish procedures for complaints received by us, including regarding accounting matters;

  •
  review our policies and practices with respect to risk assessment and risk management;

  •
  oversee our anti-corruption programs;

  •
  oversee our resource and reserve policies;

  •
  approve any off-balance sheet financial activities;

  •
  oversee and manage our fraud risks;

  •
  oversee internal audit functions; and

  •
  prepare the report of the Audit Committee that SEC rules require to be included in this proxy statement.

        The Audit Committee's responsibilities are set forth in its charter which was originally approved by the Board on October 22, 2009 and amended most recently on February 21, 2013. This charter is reviewed annually and is available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. There were six meetings of the Audit Committee during fiscal 2012.

  Compensation Committee

        The current members of our Compensation Committee are Mr. Jon A. Marshall, Mr. N. John Lancaster, Dr. Jack E. Golden and Mr. D. Jeff van Steenbergen. Mr. Marshall became the Chairman of this committee effective February 21, 2013. The Board has determined that all of the current members of the Compensation Committee are independent as defined by the NYSE rules. Our Compensation Committee is authorized to:

  •
  review and recommend to the Board the compensation arrangements for management, including the compensation for our Chief Executive Officer;

  •
  establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

  •
  administer our stock incentive plans;

  •
  evaluate the independence of its advisers;

  •
  periodically review our succession planning; and

  •
  prepare the report of the Compensation Committee that SEC rules require to be included in this proxy statement.

        The Compensation Committee's responsibilities are set forth in its charter which was originally approved by the Board on October 22, 2009 and amended most recently on February 21, 2013. This charter is reviewed annually and is available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. During fiscal 2012, there were seven meetings of the Compensation Committee.

  Nominating and Corporate Governance Committee

        The current members of our Nominating and Corporate Governance Committee are Mr. Kenneth A. Pontarelli, Mr. Peter R. Coneway, Dr. Myles W. Scoggins and Mr. William P. Utt. Mr. Pontarelli is the Chairman of this committee and Mr. Utt joined the committee effective March 11, 2013. The Board has determined that all of the current members of the Nominating and Corporate Governance Committee are independent as defined by the NYSE rules. Our Nominating and Corporate Governance Committee is authorized to:

  •
  identify and nominate members for election to the Board;

  •
  develop and recommend to the Board a set of corporate governance principles applicable to our company; and

  •
  oversee the evaluation of the Board and management.

        The Nominating and Corporate Governance Committee's responsibilities are set forth in its charter which was originally approved by the Board on October 22, 2009 and amended most recently on February 21, 2013. This charter is reviewed annually and is available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. During fiscal 2012, there were five meetings of the Nominating and Corporate Governance Committee.

  Nomination of Directors

        The nominees for re-election to the Board at the Annual Meeting were formally nominated by the Nominating and Corporate Governance Committee and such nominations were approved by the full Board. Although the Board will consider nominees recommended by stockholders, the Board has not established any specific procedures for stockholders to follow to recommend potential director nominees for consideration. At this time, neither the Board nor the Nominating and Corporate Governance Committee has established any specific written procedures for identifying and evaluating potential director nominees or established any minimum qualifications or skills for directors, although we generally consider a nominee's diversity, experience, industry knowledge and background. We are considering adopting specific written procedures as a result of the January Offering and Loss of Controlled Company Event.

Compensation Committee Interlocks and Insider Participation

        No member of our Compensation Committee has been at any time an employee of Cobalt. None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Code of Business Conduct and Ethics

        The Board has adopted a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this code may be made only by the Board. In accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.cobaltintl.com. Our Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our corporate governance guidelines. Requests should be directed to us at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary. The corporate governance guidelines are also available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. We will disclose any amendments to the corporate governance guidelines on our website at www.cobaltintl.com.

Certain Relationships and Related Transactions

        The following is a description of the transactions we have engaged in since January 1, 2012 with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

        An affiliate of Goldman, Sachs & Co., one of our former financial sponsors, acted as an underwriter of our offering of common stock which closed on February 29, 2012 and our offering of 2.625% convertible senior notes due 2019 which closed on December 17, 2012. Goldman, Sachs & Co. received underwriting discounts, commissions and expense reimbursements totaling approximately $14.0 million in connection with the February 2012 offering and underwriting discounts, commissions and expense reimbursements totaling approximately $10.4 million in connection with the December 2012 offering.

        On February 21, 2013, we entered into an amended and restated stockholders agreement with our former financial sponsors, which amended and restated a previous stockholders agreement which was entered in connection with our IPO. This amended and restated stockholders agreement removed the rights of our former financial sponsors to designate certain members of the Board and the committees of the Board. The former financial sponsors retain, among other things, certain rights to obtain information from the Company, provided that they agree to keep such information confidential and agree to comply with all applicable securities laws in connection therewith.

        On February 20, 2013, we entered into software licensing and consulting services agreements with Quorum Business Solutions, Inc. and Quorum Business Solutions (U.S.A.), Inc. related to certain enterprise resource planning software. Under these agreements, Quorum will license, host, and support this software for us for an initial term of three years. The approximate value of these agreements is $2.2 million. Quorum Business Solutions, Inc., is owned in part by Riverstone Holdings, LLC, one of our former financial sponsors.

        We believe that the above transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

  Procedures for Review of Transactions with Related Persons

        We have adopted a set of related party transaction policies designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest which may exist from time to time. Such policies provide, among other things, that all related party transactions, including any loans between us, our principal stockholders and our affiliates, are approved by our Nominating and Corporate Governance Committee, after considering all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternative transactions, the materiality and character of the related party's direct or indirect interest, and the actual or apparent conflict of interest of the related party, and after determining that the transaction is in, or not inconsistent with, our and our stockholders' best interests. There were no related party transactions since the beginning of the last fiscal year where the related party transaction policies were not followed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of March 14, 2013, we had 411,131,667 shares of common stock outstanding, which are our only outstanding voting securities. The following table sets forth certain information with respect to the beneficial ownership of our common stock, on a fully-diluted basis, as of March 14, 2013, for:

  •
  each of our current named executive officers;

  •
  each of our current directors;

  •
  all our current executive officers and directors as a group; and

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of March 14, 2013, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

        Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
Joseph H. Bryant(1)	4,613,489	1.12%
Van P. Whitfield(2)	1,313,579	* %
John P. Wilkirson(3)	475,206	* %
James H. Painter(4)	1,187,569	* %
James W. Farnsworth(5)	1,689,032	* %
Peter R. Coneway(6)	—	—%
Michael G. France(7)	—	—%
Jack E. Golden(8)	77,758	* %
N. John Lancaster(6)	—	—%
Jon A. Marshall(9)	46,297	* %
Kenneth W. Moore(7)	—	—%
Scott L. Lebovitz(10)	—	—%
Kenneth A. Pontarelli(10)	—	—%
Myles W. Scoggins(11)	42,701	* %
William P. Utt	—	—%
D. Jeff van Steenbergen(12)	—	—%
Martin H. Young, Jr.(13)	68,137	* %
All directors and executive officers as a group (21 individuals)	10,546,283	2.56%
Five Percent Stockholders
The Carlyle/Riverstone Funds(14)	49,906,206	12.14%
The First Reserve Funds(15)	52,384,345	12.74%
The Goldman Sachs Group, Inc.(16)	49,909,648	12.14%
Wellington Management Company, LLP(17)	42,698,302	10.39%
The KERN Fund(18)	23,039,795	5.60%

*
Denotes less than 1% of common stock beneficially owned.

(1)
Includes 1,198,678 shares of common stock included in Mr. Bryant's unvested restricted stock awards and 114,504 shares of common stock underlying Mr. Bryant's vested options. Also includes 1,394,452 shares of common stock held indirectly by Mr. Bryant. Excludes up to 5,020 shares underlying restricted stock units, which are scheduled to vest on December 31, 2013, subject to the achievement of performance conditions, and 720,121 shares underlying unvested options. Excludes 263,300 shares of common stock that are held by a charitable foundation that Mr. Bryant controls.

(2)
Includes 654,480 shares of common stock held by Veer Eagles Partners Ltd. and 47,362 shares of common stock underlying Mr. Whitfield's vested options. Includes 153,574 and 237,072 shares of common stock included in unvested restricted common stock in the name of Mr. Whitfield and Veer Eagles Partners Ltd., respectively. Excludes up to 2,077 shares underlying restricted stock units, which are scheduled to vest on December 31, 2013, subject to the achievement of performance conditions, and 121,820 shares of common stock underlying unvested options.

(3)
Includes 25,763 shares of common stock underlying Mr. Wilkirson's vested options and 94,221 shares of unvested restricted common stock granted to Mr. Wilkirson. Also includes 311,091 shares of common stock held by certain trusts, of which Mr. Wilkirson may be deemed to be the beneficial owner. The preceding number includes 62,544 shares of unvested restricted common stock. Includes 1,000 shares of common stock held by Mr. Wilkirson's children, of which Mr. Wilkirson disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any. Excludes up to 1,130 shares of common stock underlying restricted stock units, which are scheduled to vest on December 31, 2013, subject to the achievement of performance conditions, and 69,769 shares of common stock underlying unvested options.

(4)
Includes 432,651 shares of common stock included in Mr. Painter's unvested restricted common stock awards and 45,086 shares of common stock underlying Mr. Painter's vested options. Excludes up to 1,977 shares of common stock underlying restricted stock units, which are scheduled to vest on December 31, 2013, subject to the achievement of performance conditions, and 102,410 shares of common stock underlying unvested options.

(5)
Includes 428,725 shares of common stock included in Mr. Farnsworth's unvested restricted stock awards and 45,086 shares of common stock underlying Mr. Farnsworth's vested options. Excludes up to 1,977 shares of common stock underlying restricted stock units, which are scheduled to vest on December 31, 2013, subject to the achievement of performance conditions, and 99,584 shares of common stock underlying unvested options.

(6)
Peter R. Coneway and N. John Lancaster are managing directors of Riverstone. Each of Mr. Coneway and Mr. Lancaster disclaims beneficial ownership of the shares that relate to and are described in footnote 14 below, except to the extent of their pecuniary interest therein, if any. The address of Mr. Coneway is 1000 Louisiana, Suite 1000, Houston, Texas 77002. The address of Mr. Lancaster is 712 Fifth Avenue, Suite 51, New York, New York 10019.

(7)
Michael G. France and Kenneth W. Moore are managing directors of First Reserve Corporation. Each of Mr. France and Mr. Moore disclaims beneficial ownership of the shares that relate to and are described in footnote 15 below, except to the extent of their pecuniary interest therein, if any.

(8)
Excludes 7,500 shares of common stock held by the Janet Golden & Jack Golden Trust 1 and 7,500 shares of common stock held by the Janet Golden & Jack Golden Trust 2. Excludes 8,301 shares of common stock issuable upon settlement of the restricted stock unit award granted to Dr. Golden under our Non-Employee Directors Compensation Plan.

(9)
Excludes 8,301 shares of common stock issuable upon settlement of the restricted stock unit award granted to Mr. Marshall under our Non-Employee Directors Compensation Plan.

(10)
Scott L. Lebovitz and Kenneth A. Pontarelli are managing directors of Goldman, Sachs & Co. Each of Mr. Lebovitz and Mr. Pontarelli disclaims beneficial ownership of the shares that relate to and are described in footnote 16 below, except to the extent of their pecuniary interest therein, if any. The address of Mr. Lebovitz and Mr. Pontarelli is 200 West Street, 28th Floor, New York, New York 10282.

(11)
Excludes 8,301 shares of common stock issuable upon settlement of the restricted stock unit award granted to Dr. Scoggins under our Non-Employee Directors Compensation Plan.

(12)
Mr. van Steenbergen is a director of KERN Partners and KERN Management III and a director and/or officer of certain subsidiaries and affiliates of the foregoing. Certain affiliates of KERN Partners and KERN Management III may be deemed to beneficially own, in the aggregate 23,039,795 shares of our common stock. Mr. van Steenbergen disclaims beneficial ownership of the shares that relate to and are described in footnote 16 except to the extent of his pecuniary interests therein, if any.

(13)
Excludes 8,301 shares of common stock issuable upon settlement of the restricted stock unit award granted to Mr. Young under our Non-Employee Directors Compensation Plan.

(14)
Based on a Schedule 13G filed on February 13, 2013 by C/R Energy GP III, LLC ("GP III"), C/R Energy GP II, LLC ("GP II"), C/R Energy III Cobalt Partnership, L.P. ("C/R III Cobalt"), C/R Energy Coinvestment II, L.P. ("C/R Coinvest"), C/R Cobalt Investment Partnership, L.P. ("C/R Cobalt"), Carlyle/Riverstone Energy Partners III, L.P., Carlyle/Riverstone Global Energy and

  Power Fund III, L.P. ("C/R Fund III"), Carlyle/Riverstone Energy Partners II, L.P. ("C/R Partners II"), Carlyle Energy Coinvestment III, L.P. ("CEC III") and Riverstone Energy Coinvestment III, L.P. ("REC III"). C/R Fund III, C/R III Cobalt, REC III and CEC III are the record holders of 20,222,488, 8,712,859, 828,383 and 179,993 shares of our common stock, respectively. GP III exercises investment discretion and control over the shares held by each of C/R Fund III and C/R III Cobalt through their mutual general partner, Carlyle/Riverstone Energy Partners III, L.P., of which GP III is the sole general partner. GP III has the power to direct the voting and disposition of the shares held by each of REC III and CEC III. Riverstone Coinvestment III GP, L.L.C. ("Riverstone Coinvestment III") is the general partner of REC III. Riverstone Holdings LLC ("Riverstone Holdings") is the managing member of Riverstone Coinvestment III. Pierre F. Lapeyre, Jr. and David M. Leuschen are the managing members of Riverstone Holdings and, in such capacity, may be deemed to share beneficial ownership of common stock beneficially owned by Riverstone Holdings. Such individuals expressly disclaim any such beneficial ownership. Carlyle Energy Coinvestment III GP, L.L.C. ("CEC III GP") is the general partner of CEC III. Carlyle Energy Coinvestment III GP, L.L.C., a subsidiary of TCG Holdings, L.L.C. ("TCG Holdings"), exercises investment discretion and control over the shares held by CEC III, subject to contractual commitments that CEC III invest and divest side-by-side with the C/R III Cobalt and C/R III Cobalt. C/R Energy GP II, LLC ("GP II") exercises investment discretion and control over the shares held by each of C/R Cobalt and C/R Coinvest through their mutual general partner, Carlyle/Riverstone Energy Partners II, L.P., of which GP II is the sole general partner. C/R Cobalt and C/R Coinvest are the record holders of 18,257,252 and 1,705,231 shares of our common stock, respectively. GP II exercises investment discretion and control over the shares held by each of C/R Cobalt and C/R Coinvest through their mutual general partner, C/R Partners II, of which GP II is the sole general partner. Each of GP III and GP II is managed by an eight person managing board. Pierre F. Lapeyre, Jr., David M. Leuschen, Michael B. Hoffman, N. John Lancaster, Daniel A. D'Aniello, David M. Rubenstein, William E. Conway, Jr. and Edward J. Mathias, as the members of the managing boards of each of GP III and GP II, may be deemed to share beneficial ownership of the shares beneficially owned by GP III and GP II. Such persons disclaim such beneficial ownership. The address of each of the above persons is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 51st Floor, New York, NY 10019, except for TCG Holdings, CEC III GP, and CEC III, whose address is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

(15)
Based on a Schedule 13G filed on February 13, 2013 by William E. Macaulay, First Reserve GP XI, Inc. ("GP XI Inc."), First Reserve GP XI, L.P. ("GP XI"), First Reserve Fund XI, L.P. ("Fund XI") and FR XI Onshore AIV, L.P. ("Onshore AIV"). Fund XI owns 39,262,817 shares of our common stock and Onshore AIV owns 13,121,528 shares of our common stock. GP XI is the general partner of Fund XI and Onshore AIV, and GP XI Inc. is the general partner of GP XI. Mr. Macaulay is a director of GP XI Inc. and has the right to appoint a majority of the board of directors of GP XI Inc. In such capacities, each of Mr. Macaulay, GP XI Inc. and GP XI may be deemed to beneficially own the shares of our common stock held by Fund XI and Onshore AIV. Each of the above persons and entities, other than Fund XI and Onshore AIV, disclaims beneficial ownership of any shares of our common stock. The address of the above persons and entities is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830.

(16)
Based on a Schedule 13G filed on February 14, 2013 by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GSCP V Cobalt Holdings, LLC ("Cobalt V Holdings"), GSCP VI Cobalt Holdings, LLC ("Cobalt VI Holdings"), GSCP V Offshore Cobalt Holdings, LLC ("Offshore V Holdings LLC"), GSCP VI Offshore Cobalt Holdings, LLC ("Offshore VI Holdings LLC"), GSCP V GmbH Cobalt Holdings, LLC ("GmbH Holdings V LLC"), GSCP VI GmbH Cobalt Holdings, LLC ("GmbH Holdings VI LLC" and, together with Cobalt V Holdings, Cobalt VI Holdings, Offshore V Holdings LLC, Offshore VI Holdings LLC, Institutional and GmbH Holdings V LLC, the "Goldman LLCs"), GSCP V Offshore Cobalt

  Holdings, L.P. ("Offshore V Holdings LP"), GSCP VI Offshore Cobalt Holdings, L.P. ("Offshore VI Holdings LP"), GSCP V GmbH Cobalt Holdings, L.P. ("GmbH Holdings V LP"), GSCP VI GmbH Cobalt Holdings, L.P. ("GmbH Holdings VI LP"), GSCP V GmbH Cobalt Holdings ("GmbH Holdings V"), GSCP VI GmbH Cobalt Holdings ("GmbH Holdings VI"), GS Capital Partners V Fund, L.P. ("GS Capital V"), GS Capital Partners VI Fund, L.P. ("GS Capital VI"), GS Capital Partners V Offshore Fund, L.P. ("GS V Offshore"), GS Capital Partners VI Offshore Fund, L.P. ("GS VI Offshore"), GS Capital Partners V Institutional, L.P. ("GS Institutional"), GS Capital Partners VI Parallel, L.P. ("GS Parallel"), GS Capital Partners V GmbH & Co. KG ("GS V Germany"), GS Capital Partners VI GmbH & Co. KG ("GS VI Germany" and, together with GS Capital V, GS Capital VI, GS V Offshore, GS VI Offshore, GS Institutional, GS Parallel and GS V Germany, the "Limited Partnerships"), GSCP V Advisors, L.L.C. ("GSCP V Advisors"), GSCP VI Advisors, L.L.C. ("GSCP VI Advisors"), GSCP V Offshore Advisors, L.L.C. ("GSCP V Offshore Advisors"), GSCP VI Offshore Advisors, L.L.C. ("GSCP VI Offshore Advisors"), GS Advisors V, L.L.C. ("GS Advisors V"), GS Advisors VI, L.L.C. ("GS Advisors VI"), Goldman, Sachs Management GP GmbH ("GS GmbH" and, together with the foregoing entities, the "GS Reporting Persons"). GS Group and Goldman Sachs may be deemed to beneficially own an aggregate of 49,909,648 shares of our common stock through the Limited Partnerships. Affiliates of Goldman Sachs and GS Group are the general partner, managing limited partner or managing partner of the Limited Partnerships. Goldman Sachs serves as the investment manager of the Limited Partnerships and is a wholly-owned subsidiary of GS Group. Cobalt V Holdings beneficially owns an aggregate of 16,292,865 shares of our common stock which may be deemed to be beneficially owned by its sole member, GS Capital V, and GS Capital V's sole general partner, GSCP V Advisors. Offshore V Holdings LLC beneficially owns an aggregate of 8,416,214 shares of our common stock which may be deemed to be beneficially owned by its sole member, Offshore V Holdings LP, and GS V Offshore, the general partner of Offshore V Holdings LP, and GSCP V Offshore Advisors, the general partner of GS V Offshore. GS Institutional beneficially owns an aggregate of 5,587,046 shares of our common stock which may be deemed to be beneficially owned by GS Advisors V, the general partner of GS Institutional. GmbH Holdings V LLC beneficially owns an aggregate of 645,957 shares of our common stock which may be deemed to be beneficially owned by its sole member, GmbH Holdings V LP, by GmbH Holdings V, the general partner of GmbH Holdings V LP, by GS V Germany, the sole stockholder of GmbH Holdings V, and by GS GmbH, the general partner of GS V Germany. Cobalt VI Holdings beneficially owns an aggregate of 8,853,883 shares of our common stock which may be deemed to be beneficially owned by its sole member, GS Capital VI, and GS Capital VI's sole general partner, GSCP VI Advisors. Offshore VI Holdings LLC beneficially owns an aggregate of 7,364,349 shares of our common stock which may be deemed to be beneficially owned by its sole member, Offshore VI Holdings LP, by GS VI Offshore, the general partner of Offshore VI Holdings LP, and by GSCP VI Offshore Advisors, the general partner of GS VI Offshore. GS Parallel beneficially owns an aggregate of 2,434,667 shares of our common stock which may be deemed to be beneficially owned by GS Advisors VI, the general partner of GS Parallel. GmbH Holdings VI LLC beneficially owns an aggregate of 314,667 shares of our common stock which may be deemed to be beneficially owned by its sole member, GmbH Holdings VI LP, by GmbH Holdings VI, the general partner of GmbH Holdings VI LP, by GS VI Germany, the sole stockholder of GmbH Holdings VI, and by GS GmbH, the general partner of GS VI Germany. Each GS Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interests therein. The address of each of the persons mentioned in this paragraph is 200 West Street, New York, New York 10282.

(17)
Based on a Schedule 13G filed with the SEC on February 14, 2013 by Wellington Management Company, LLP ("Wellington"). Such filing indicates that in its capacity as investment adviser, Wellington may be deemed to beneficially own 42,698,302 shares of common stock which are held of record by clients of Wellington. Wellington has shared power to dispose or direct the disposition of 42,698,302 shares of common stock held by it and has shared power to vote or direct the vote of 24,933,180 shares of common stock held by it. The address of Wellington is 280 Congress Street, Boston, MA 02210.

(18)
Based on a Schedule 13G filed on February 13, 2013 by KERN Cobalt Co-Invest Partners AP LP (the "AP Partnership"), Kern Cobalt Group Management Ltd. ("KERN Cobalt Group"), The Board of Trustees of the Leland Stanford Junior University, Caisse de dépôt et placement du Québec ("Caisse"), KERN Energy Partners I LP ("KERN I"), KERN Energy Partners II LP ("KERN II"), KERN Energy Partners III LP ("KERN III") and KERN Cobalt Co-Invest V LP ("KERN V"), each a limited partner of the AP Partnership; KERN Energy Partners I U.S. LP ("KERN I U.S."), KERN Energy Partners II U.S. LP ("KERN II U.S.") and KERN Energy Partners III U.S. LP ("KERN III U.S."), each a limited partner of KERN V; KERN Cobalt Group V LLC ("KERN Group V"), the general partner of KERN V; KERN Energy Partners Management Ltd. ("KERN Management"), the general partner of KERN I and KERN I U.S.; KERN Partners Ltd. ("KERN Partners"), the sole stockholder of KERN Cobalt Group, KERN Management and KERN Energy Partners Management II Ltd. ("KERN Management II") and the sole member of KERN Group V; KERN Management II, the general partner of KERN II and KERN II U.S.; KERN Energy Partners GP III LP ("KERN Energy GP"), the general partner of KERN III and KERN III U.S.; KERN Energy Partners Management III Ltd. ("KERN Management III"), the general partner of KERN Energy GP; and Pentti Karkkainen and D. Jeff van Steenbergen, each a director of KERN Partners (collectively, the "KERN Reporting Persons"). Nothing anything contained in this paragraph shall be construed as an admission that any KERN Reporting Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Exchange Act. The KERN Reporting Persons may be deemed to beneficially own 23,039,795 shares of our common stock. Each KERN Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein. The address of The Board of Trustees of the Leland Stanford Junior University is 635 Knight Way, Stanford, CA 94305-7297. The address of Caisse de depot et placement du Quebec is 1000 place Jean-Paul-Riopelle, Montreal, Quebec, Canada H2Z 2B3. The address of each of the other persons mentioned in this paragraph is c/o KERN Partners Ltd., Centennial Place East, 3110-520 3rd Avenue SW, Calgary, Alberta, Canada T2P 0R3.

Pledge of Shares

        To our knowledge, as of March 14, 2013, none of our officers or directors have pledged any of the shares that they respectively beneficially own.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board currently consists of 13 directors, and the Board has nominated four Class I directors for election at the Annual Meeting to serve until the 2016 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. Our certificate of incorporation authorizes our Board to consist of five to 15 directors, as determined by the Board, and our directors are divided into three classes, with directors elected by stockholders for staggered terms of three years each. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

        We are soliciting proxies in favor of the re-election of each of the four nominees identified below. We intend that all properly executed proxies will be voted for these four nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director, if elected.

        Biographical information concerning the nominees, and the current directors of the Board whose terms will continue after the Annual Meeting, appears below. Ages are correct as of March 14, 2013.

Nominees (Class I Directors With Terms Expiring In 2013)

        Joseph H. Bryant, 57, has been our Chief Executive Officer and Chairman of the Board since our inception in November 2005. Mr. Bryant has 35 years of experience in the oil and gas industry. Prior to joining Cobalt, from September 2004 to September 2005, he was President and Chief Operating Officer of Unocal Corporation, an oil and gas exploration and production company. From May 2000 to August 2004, Mr. Bryant was President of BP Exploration (Angola) Limited, from January 1997 to May 2000, Mr. Bryant was President of BP Canada Energy Company (including serving as President of Amoco Canada Petroleum Co. between January 1997 and May 2000, prior to its merger with BP Canada), and from 1993 to 1996, Mr. Bryant served as President of a joint venture between Amoco Orient Petroleum Company and the China National Offshore Oil Corporation focused on developing the offshore Liuhua fields. Prior to 1993, Mr. Bryant held executive leadership positions in Amoco Production Company's business units in The Netherlands and the Gulf of Mexico, serving in many executive capacities and in numerous engineering, financial and operational roles throughout the continental United States. Mr. Bryant served on the board of directors of the Berry Petroleum Company from October 2005 until May 2011. Mr. Bryant currently serves on the board of directors of the American Petroleum Institute. Mr. Bryant holds a B.S. in Mechanical Engineering from the University of Nebraska.

        N. John Lancaster, 44, has been a member of the Board since May 2010 and is a member of our Compensation Committee. Mr. Lancaster is currently a Managing Director of Riverstone where he is responsible for managing investments across the energy industry, with a focus on oil services and exploration and production. Prior to joining Riverstone in 2000, Mr. Lancaster was a director with The Beacon Group, LLC, a privately held firm specializing in principal investing and strategic advisory services in the energy and other industries. Prior to joining Beacon, Mr. Lancaster was a Vice President with Credit Suisse First Boston's Natural Resources Group in Houston, Texas. Mr. Lancaster served as a director of Magellan Midstream Partners, L.P. from 2003 until 2007 and currently serves as a director of several private portfolio companies of Riverstone. Mr. Lancaster received his B.B.A. from the University of Texas at Austin and his M.B.A. from Harvard Business School.

        Jon A. Marshall, 61, has been a member of the Board since May 2010 and is Chairman of our Compensation Committee and a member of our Audit Committee. Mr. Marshall served as President and Chief Operating Officer of Transocean Inc. from November 2007 until May 2008 and was a member of Transocean's Board of Directors from November 2007 until December 2008. Mr. Marshall served as a director and Chief Executive Officer of GlobalSantaFe Corporation from May 2003 until November 2007, when it merged with a subsidiary of Transocean, and served as the Executive Vice President and Chief Operating Officer of GlobalSantaFe from November 2001 until May 2003. From 1998 to November 2001, Mr. Marshall was employed with Global Marine Inc. where he held the same position. Mr. Marshall currently serves as a director of Noble Corporation. Mr. Marshall received his B.S. degree from the United States Military Academy.

        Kenneth A. Pontarelli, 42, has been a member of the Board since our inception in November 2005 and is Chairman of our Nominating and Corporate Governance Committee. Mr. Pontarelli is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co. Mr. Pontarelli joined Goldman, Sachs & Co. in 1992 and became a managing director in 2004 and a partner in 2006. He is a director of Expro International Group Limited, CCS Corporation, and Energy Future Holdings Corp. Mr. Pontarelli served on the board of directors of CVR Energy, Inc. from October 2007 until May 2010 and on the board of directors of Kinder Morgan, Inc. from May 2007 until August 2012. He holds a B.A. from Syracuse University and an M.B.A. from Harvard Business School.

Continuing Directors (Class II Directors With Terms Expiring In 2014)

        Jack E. Golden, 64, has been a member of the Board since January 2010 and is a member of our Compensation and Audit Committees. Dr. Golden has well-rounded expertise and experience in the global oil and gas industry. After earning his Ph.D. in Physics, Dr. Golden joined Shell in 1977, later joining BP p.l.c. ("BP") in 1982. He held numerous executive positions in North America, including President of BP's North American E&P business. For much of his last decade with BP, he served as Group Vice President—Exploration and Production. During this period, he was involved with the development and operation of BP's business in North America, Europe, South America, West Africa and Russia. Dr. Golden retired from BP at the beginning of 2006. He is currently Managing Director of Edgewater Energy LLC, a Texas based oil and gas company, and a director of Atwood Oceanics, Inc., an international offshore drilling company. Additionally, Dr. Golden is President of Four Winds Consulting LLC, which served as advisor to the Board from March 2007 until December 2009.

        Kenneth W. Moore, 43, has been a member of the Board since August 2007. Mr. Moore is a Managing Director of First Reserve Corporation, a private equity company which invests exclusively in the energy industry, which he joined in 2004. Prior to joining First Reserve, Mr. Moore spent four years with Morgan Stanley in New York. Mr. Moore served as a director of Chart Industries, Inc. from October 2005 to November 2007 and Dresser-Rand Group Inc. from October 2004 to May 2007. Mr. Moore holds a B.A. from Tufts University and an M.B.A. from the Johnson School of Management at Cornell University.

        Myles W. Scoggins, 65, has been a member of the Board since March 2010 and is a member of our Audit and Nominating and Corporate Governance Committees. In June 2006, Dr. Scoggins was appointed President of the Colorado School of Mines, an engineering and applied science research university with strong ties to the oil and gas industry. Dr. Scoggins retired in 2004 after a 34-year career with Mobil Corporation and Exxon Mobil Corporation, where he held senior executive positions in the upstream oil and gas business. From 1999 to 2004 he served as Executive Vice President of Exxon Mobil Production Company. Prior to the merger of Mobil and Exxon in late 1999, he was President, International Exploration & Production and Global Exploration, and an officer and member of the executive committee of Mobil Oil Corporation. He currently also serves as a director of QEP Resources, Inc. and Laredo Petroleum, Inc., and was a director for Venoco, Inc. from June 2007 until October 2012, Trico Marine Services, Inc. from March 2005 until August 2011 and Questar Corporation from February 2005 until June 2010. In addition, he is a member of the National Advisory Council of the United States Department of Energy's National Renewable Energy Laboratory. Dr. Scoggins has a Ph.D. in Petroleum Engineering from The University of Tulsa.

        Martin H. Young, Jr., 60, has been a member of the Board since October 2009 and is Chairman of our Audit Committee. Mr. Young has been the Senior Vice President and Chief Financial Officer of Falcon Seaboard Diversified, Inc. ("Falcon") and its predecessor companies, Falcon Seaboard Holdings, L.P. and Falcon Seaboard Resources, Inc., since 1992. Falcon is a private energy company involved in natural gas exploration and production, real estate and private investments. In July 2007, Mr. Young retired as Chairman of the Board (a position he had held for 11 years) and as a member of the Board of the Texas Mutual Insurance Company (a position he had held for 12 years), the largest provider of workers' compensation insurance in the State of Texas. Prior to his employment with Falcon, Mr. Young had 13 years of banking experience, the last ten working for a major California bank as the Vice President/Area Manager for the corporate banking group. Mr. Young currently also serves as Chairman of the board of directors of the Berry Petroleum Company, an independent energy company, a position he has held for eight of the past thirteen years he has served on Berry Petroleum's board. Mr. Young holds a B.B.A. from Duquesne University and an M.B.A. from Southern Illinois University.

Continuing Directors (Class III Directors With Terms Expiring In 2015)

        Peter R. Coneway, 68, has been a member of the Board since October 2009 and is a member of our Nominating and Corporate Governance Committee. Mr. Coneway is a Managing Director of Riverstone LLC. Prior to joining Riverstone in March 2009, Mr. Coneway served as United States Ambassador to Switzerland and Liechtenstein from 2006 to 2008. Prior to his ambassadorship, he was a Managing Director at Goldman, Sachs & Co., and Head of the Houston office, which he founded in 1975. Having started at Goldman, Sachs & Co. in 1969, he was named a General Partner in 1978 and established Goldman Sachs' Equities Sales, Trading and Research Division in Tokyo in 1987. Mr. Coneway holds a B.B.A. from the University of Texas and an M.B.A. from Stanford University.

        Michael G. France, 35, has been a member of the Board since April 2011. Mr. France serves as a Managing Director of First Reserve Corporation, a private equity company which invests exclusively in the energy industry, which he joined in 2007. Prior to joining First Reserve, Mr. France was a Vice President in the Natural Resources Group, Investment Banking Division, at Lehman Brothers. Prior to Lehman Brothers, he was a Senior Consultant at Deloitte & Touche. Mr. France also serves on the Board of Crestwood Gas Services GP LLC, general partner of Crestwood Midstream Partners LP. Mr. France holds a B.B.A. in Finance from the University of Texas and an M.B.A. from Jones Graduate School of Management at Rice University.

        Scott L. Lebovitz, 37, has been a member of the Board since April 2011. Mr. Lebovitz is a managing director in the Merchant Banking Division of Goldman, Sachs & Co. Mr. Lebovitz joined Goldman, Sachs & Co. in 1997 and became a Managing Director in 2007 and a partner in 2012. He is currently a director of EF Energy Holdings, LLC, Energy Future Holdings Corp., EdgeMarc Energy Holdings, LLC, and Associated Asphalt Partners LLC. Mr. Lebovitz served as a director of each of CVR Energy, Inc., and CVR GP, LLC, the general partner of CVR Partners, LP, from October 2007 until May 2011. He received his B.S. in Commerce from the University of Virginia.

        William P. Utt, 56, has been a member of the Board since March 2013 and is a member of our Nominating and Corporate Governance Committee. Mr. Utt is currently the Chairman, President and Chief Executive Officer of KBR, Inc. Prior to joining KBR in 2006, Mr. Utt was President and CEO of SUEZ Energy North America and its predecessor companies from 1995 to 2006, with responsibility for the LNG, retail energy, energy marketing and trading, power generation and development businesses. Mr. Utt currently serves on the National Petroleum Council, which provides advice and analysis to the U.S. Secretary of Energy. Mr. Utt holds a B.S. and an M.S. in mechanical engineering from the

University of Virginia and has an M.B.A. from The Colgate Darden Graduate School of Business Administration at the University of Virginia.

        D. Jeff van Steenbergen, 57, has been a member of the Board since our inception in November 2005 and is a member of our Compensation Committee. Mr. van Steenbergen is a co-founding and General Partner of KERN Partners Ltd., an energy sector private equity firm based in Calgary. He has been with this firm since 2001 and serves on the boards of six of KERN's international and Canadian portfolio companies. Prior to that, Mr. van Steenbergen was a Managing Director and co-head of North American Oil and Gas with JP Morgan and Co., and before that was a Managing Director with a leading Canadian investment banking firm. He has been active in the North American and international energy sector for close to 35 years and has a broad range of experience as a private equity investor, investment banker, and in operating and operations management roles with Mobil Corporation and with Schlumberger. Mr. van Steenbergen holds a B.A.S.C. in Civil Engineering from Queen's University and an M.B.A. from Dalhousie University, and attended executive programs at Harvard Business School, Stanford University and INSEAD.

2012 Director Compensation

        The following table lists the individuals who served as our directors during 2012. Other than Messrs. Golden, Marshall, Scoggins and Young, none of our directors, including our employee directors, earned any compensation for their services as directors during 2012. The following table does not include Mr. William P. Utt as he was elected to the Board in March 2013.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(4)	Total ($)
Joseph H. Bryant	—		—	—
Peter R. Coneway	—		—	—
Michael G. France	—		—	—
Jack E. Golden	100,000		175,000	275,000
N. John Lancaster	—		—	—
Scott L. Lebovitz	—		—	—
Jon A. Marshall	100,000	(1)	175,000	275,000
Kenneth W. Moore	—		—	—
Kenneth A. Pontarelli	—		—	—
Myles W. Scoggins	100,000	(2)	175,000	275,000
D. Jeff van Steenbergen	—		—	—
Martin H. Young, Jr.	120,000	(3)	175,000	295,000

(1)
Mr. Marshall elected to receive his entire annual retainer in shares of our common stock.

(2)
Dr. Scoggins elected to receive half of his retainer in shares of our common stock on a deferred basis pursuant to the terms of our Non-Employee Directors Deferral Plan.

(3)
Mr. Young elected to receive his entire annual retainer in shares of our common stock on a deferred basis pursuant to the terms of our Non-Employee Directors Deferral Plan. In addition to his annual retainer, Mr. Young received $20,000 for serving as Chairman of our Audit Committee, which Mr. Young also elected to receive in shares of our common stock on a deferred basis.

(4)
Represents the aggregate grant date fair value of restricted stock unit awards granted in 2012 computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates. See Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of our assumptions in determining the aggregate grant date fair value of these awards. On June 1, 2012, each of Dr. Golden, Mr. Marshall, Dr. Scoggins and Mr. Young was awarded 8,301 restricted stock units with a grant date fair value of $175,000.

        In fiscal 2012, individuals serving as non-employee directors who were not equity partners or service providers of any of our former financial sponsors received:

  •
  a $100,000 annual retainer (or a pro-rated portion thereof for the year in which the director is elected or appointed to the Board); and

  •
  an annual award of restricted stock units with a fair market value of $175,000 (or a pro-rated portion thereof for the year in which the director is elected or appointed to the Board) pursuant to our Non-Employee Directors Compensation Plan.

        The Chairperson of the Audit Committee receives an additional annual retainer of $20,000. The Chairperson of the Compensation Committee, the Nominating and Corporate Governance Committee and/or any other committee of the Board receives, for his or her service in each such position, an additional annual retainer of $5,000. These additional retainers are available only for such Chairpersons who are non-employee directors and who are not equity partners or service providers of any of our former financial sponsors.

        The retainers are payable at the director's election in cash and/or shares of our common stock. Each award of restricted stock units is granted pursuant to a Restricted Stock Unit Award Notification under our Non-Employee Directors Compensation Plan. The award generally is settled one year after grant in shares of our common stock. Payment with respect to the retainers and restricted stock units may be deferred at the director's election pursuant to the terms of our Non-Employee Directors Deferral Plan.

        The director compensation program described above was established during 2010 by the Compensation Committee based on a review conducted by Meridian Compensation Partners, LLC ("Meridian"), the Compensation Committee's compensation consultant.

Vote Required

        Directors will be elected by a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Recommendation

        The Board recommends that stockholders vote "FOR" each of the nominees for director. If not otherwise specified, proxies will be voted "FOR" each of the nominees for director.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, as independent auditors to audit our financial statements for the year ending December 31, 2013. Inclusion of this proposal in our proxy statement to ratify the appointment of our independent auditors for the year ending December 31, 2013 is not required, but is being submitted as a matter of good corporate practice.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Fees Paid to Independent Auditors

        The following table presents aggregate fees billed to us for the years ended December 31, 2012 and 2011, for professional services rendered by Ernst & Young LLP, our principal accountant for the audit of our annual financial statements and review of our interim financial statements.

	2012	2011
	($ in thousands)
Audit Fees	$1,155	$980
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,155	$980

        Audit Fees.    Audit fees consisted of fees billed by Ernst & Young LLP for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements. For 2012, audit fees included approximately $193,000 related to our February 2012 stock offering and our December 2012 convertible notes offering.

        There were no Audit-Related Fees, Tax Fees or Other Fees billed to us for the years ended December 31, 2012 and 2011.

Pre-Approval Policies and Procedures

        Our Audit Committee has established procedures for pre-approval of audit and non-audit services as set forth in the Audit Committee charter. The Audit Committee pre-approves all services performed by Ernst & Young LLP and discloses such fees above. The charter is available on our website at www.cobaltintl.com. The Audit Committee considers whether the provision of the services disclosed above is compatible with maintaining Ernst & Young LLP's independence.

Vote Required

        The affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposal 2.

Recommendation

        The Board recommends that stockholders vote "FOR" Proposal 2: The ratification of Appointment of Independent Auditors. If not otherwise specified, proxies will be voted "FOR" Proposal 2.

 PROPOSAL 3
APPROVAL OF THE COBALT INTERNATIONAL ENERGY, INC. LONG TERM INCENTIVE PLAN

Overview

        Section 162(m) of the Internal Revenue Code (the "Code') generally limits the federal income tax deduction for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) of a publicly held corporation to $1 million per fiscal year, with an exception for "qualified performance-based compensation." As a newly public company, we have been eligible for special transition relief under Section 162(m) of the Code. This special transition relief expires effective as of this Annual Meeting.

        With the expiration of the special transition relief, our Board of Directors has determined that it would be in the Company's best interests to preserve the flexibility to grant annual cash-denominated incentive awards for 2013 and future years and certain equity-based awards that are structured to comply with the qualified performance-based compensation exception under Section 162(m) of the Code. One of the requirements of the qualified performance-based compensation exception under Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company's stockholders. Accordingly, our stockholders are being asked to approve the Cobalt International Energy, Inc. Long Term Incentive Plan, as amended and restated on February 21, 2013 (the "Long Term Incentive Plan"), including the material terms of the performance goals under the Long Term Incentive Plan.

        Stockholders are not being asked to authorize any additional shares.

        As of March 14, 2013, there were 7,638,577 shares of our common stock available for issuance under the Long Term Incentive Plan. If our stockholders approve the Long Term Incentive Plan (including the material terms of the performance goals under the Long Term Incentive Plan), then annual cash-denominated incentive awards for 2013 and future years awarded to our chief executive officer and our next three most highly compensated executive officers (other than our chief financial officer), as well as certain equity-based awards granted to these executives, may be structured to comply with the qualified performance-based compensation exception under Section 162(m) of the Code, subject to compliance with the terms of the Long Term Incentive Plan. If our stockholders do not approve the Long Term Incentive Plan, then due to the application of Section 162(m) of the Code, annual cash-denominated incentive awards for 2013 and future years awarded to our chief executive officer and our next three most highly compensated executive officers (other than our chief financial officer), as well as certain equity-based awards granted to these executives, may not be fully tax deductible to the Company.

Summary of the Long Term Incentive Plan

        The following is a brief description of the material features of the Long Term Incentive Plan. As discussed below, our Board of Directors amended and restated the Long Term Incentive Plan on February 21, 2013 to include certain provisions required by the qualified performance-based compensation exception under Section 162(m) of the Code and to update the plan. The full text of the Long Term Incentive Plan is set forth in Annex A to this Proxy Statement. The description set forth below is qualified in its entirety by reference to Annex A.

  Shares Available

        As of March 14, 2013, subject to adjustment as described below, there were 7,638,577 shares of our common stock available for issuance under the Long Term Incentive Plan. If an award (other than a replacement award described below) expires or is canceled or forfeited, then the shares covered by such award will again be available for issuance under the Long Term Incentive Plan. Shares tendered or withheld in payment of an exercise price or for withholding taxes also will again be available for issuance under the plan. Shares underlying replacement awards—i.e., awards granted in assumption of, or in substitution for, an outstanding award previously granted by a company that we acquire or with which we combine—do not count against the number of shares available for grant under the Long Term Incentive Plan.

  Forms of Awards

        The Long Term Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards. The Long Term Incentive Plan also provides for the grant of replacement awards.

  Award Limits

        Subject to adjustment as described below, no participant under the Long Term Incentive Plan is eligible to receive in any calendar year stock options and stock appreciation rights that relate to more than 5,370,931 shares, restricted stock and restricted stock unit awards that relate to more than 5,370,931 shares, or performance awards and other stock-based awards that relate to more than 5,370,931 shares.

        In addition, our Board of Directors amended the Long Term Incentive Plan on February 21, 2013 to provide that the maximum amount that will be payable to a participant in a calendar year in respect of an annual award denominated in cash or value other than shares that is intended to comply with the qualified performance-based compensation exception under Section 162(m) of the Code will be $20,000,000.

  Adjustments

        If the Compensation Committee determines that an adjustment is appropriate, it will adjust equitably the terms of any outstanding awards and the number of shares of our common stock issuable under the Long Term Incentive Plan to reflect any change in the shares of our common stock resulting from a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of our common shares or other securities, issuance of warrants or other rights to purchase our common shares or other securities, issuance of our common shares pursuant to the anti-dilution provisions of our securities, or any other similar corporate transaction or event affecting our shares.

  Eligibility

        Our employees, consultants, advisors and other service providers, other than our non-employee directors, are eligible to receive awards under the Long Term Incentive Plan. As of December 31, 2012, there were approximately 230 individuals eligible to participate in the Long Term Incentive Plan.

  Administration

        The Compensation Committee administers the Long Term Incentive Plan and has authority to select individuals to whom awards are granted and determine the types of awards and number of shares covered and the terms and conditions of awards, including the applicable vesting schedule, performance conditions and whether the award will be settled in cash or shares.

  Key Terms of Awards

        Stock Options.    A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option (other than a replacement award) is determined by our Compensation Committee but may not be less than the closing price of a share of our common stock on the grant date. Our Compensation Committee determines the date after which each stock option may be exercised and the expiration date of each option. However, no stock option may be exercisable after the expiration of ten years from the grant date. Stock options that are intended to qualify as incentive stock options must meet the requirements of Section 422 of the Internal Revenue Code.

        Stock Appreciation Rights.    A stock appreciation right is a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share of our common stock from grant date. Any stock appreciation right will be granted subject to the same terms and conditions applicable to stock options, as described above.

        Restricted Stock.    Restricted stock is an award of shares of our common stock that are subject to restrictions on transfer and a substantial risk of forfeiture.

        Restricted Stock Units.    Restricted stock units represent a contractual right to receive the value of a share of our common stock at a future date, subject to specified vesting, performance or other restrictions.

        Performance Awards.    Performance awards, which may be denominated in cash, shares or units, are earned upon the satisfaction of performance conditions specified by the Compensation Committee. Our Compensation Committee has authority to specify that any other award granted under the Long Term Incentive Plan will constitute a performance award by conditioning the grant to a participant or the exercisability or settlement of the award upon the satisfaction of performance conditions.

        The performance conditions with respect to awards that are intended to meet the requirements of the "qualified performance-based compensation" exception under Section 162(m) of the Code are limited to captured prospects, licenses or leases acquired, contracts executed, operated prospects matured to drill ready, drilling programs commenced, wells commenced, successful wells, drillable prospects, exploratory and appraisal drilling performance, capabilities and critical path items established, operating or total budget, cash management, liquidity measurements, capital raised, captured net risked resource potential, acquisition cost efficiency, central lease sale position, acquisitions of oil and gas interests, measurements of proved, probable or possible reserves, measurements of resources, finding and development costs, overhead costs, general and administration expense, market price of a share of our common stock, cash flow, reserve value, net asset value, earnings, net income, value or number of asset dispositions, operating income, cash from operations, revenue, margin, EBITDA (earnings before interest, taxes, depreciation and amortization), EBITDAX (earnings before interest, taxes, depreciation, amortization and exploration expense), net capital employed, return on assets, stockholder return, reserve replacement, return on equity, return on capital employed, production, assets, unit volume, sales, market share, safety and environmental performance objectives, accidents, injuries or fatalities, or strategic business criteria consisting of one or more objectives based on meeting specified goals relating to acquisitions or divestitures, each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by us. These performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices.

        Our Board of Directors amended the Long Term Incentive Plan on February 21, 2013 to add the following performance criteria set forth in the list above: licenses or leases acquired, contracts executed, operated prospects matured to drill ready, drilling programs commenced, wells commenced, successful wells, exploratory and appraisal drilling performance, cash management total budget, cash management, liquidity measurements, capital raised, measurements of proved, probable or possible reserves, measurements of resources, value or number of asset dispositions, accidents, injuries or fatalities and other safety and environmental performance objectives.

        Other Stock-Based Awards.    Our Compensation Committee is authorized to grant other stock-based awards, which may be denominated in shares of our common stock or factors that may influence the value of our shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards with value and payment contingent upon our performance or business units or any other factors designated by the Compensation Committee.

  Transfer

        Unless permitted by the Compensation Committee or specifically provided in an award agreement (other than incentive stock options), a participant may not sell, assign or transfer an award prior to exercise or settlement, other than by will or a beneficiary designation pursuant to the terms of the Long Term Incentive Plan.

  Termination of Service and Change in Control

        Our Compensation Committee determines the effect of a termination of employment or service on outstanding awards, including whether the awards will vest, become exercisable, be settled or be forfeited. The Compensation Committee may set forth the treatment of an award upon a change in control in the applicable award agreement. In addition, in the case of an award of a stock option or stock appreciation right, except as otherwise provided in the applicable award agreement, upon a change in control (as defined in the Long Term Incentive Plan), a merger or consolidation involving us, or any other event with respect to which the committee deems it appropriate, the Compensation Committee has the discretion to cash out the award for its intrinsic value or replace it with a substitute award that preserves its intrinsic value.

  Amendment and Termination

        Our Board of Directors may amend, alter, suspend, discontinue or terminate the Long Term Incentive Plan, subject to approval of our shareholders if required by the rules of the stock exchange on which our shares are principally traded. Our Compensation Committee may amend, alter, suspend, discontinue or terminate any outstanding award. However, no such board or committee action that would materially adversely affect the rights of a holder of an outstanding award may be taken without the holder's consent unless such action (i) is made to cause the Long Term Incentive Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (ii) (as provided by our Board of Directors in its amendment and restatement of the Long Term Incentive Plan on February 21, 2013) imposes any "clawback" or recoupment provisions on any awards in accordance with the terms of the Long Term Incentive Plan.

        An award agreement may contain additional terms and restrictions, including vesting conditions, not inconsistent with the terms of the Long Term Incentive Plan, as the Compensation Committee may determine.

  U.S. Federal Income Tax Consequences of Awards

        There will be no U.S. federal income tax consequences to the participant or us upon the grant of an option under the Long Term Incentive Plan. Upon exercise of an option that is not an incentive stock option, a participant generally will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired shares; less (ii) the exercise price of the option. We will generally be entitled to a tax deduction in the same amount.

        Upon the exercise of an incentive stock option, a participant recognizes no immediate taxable income. Income recognition is deferred until the participant sells the shares. If the option is exercised no later than three months after the termination of the participant's employment, and the participant does not dispose of the shares acquired pursuant to the exercise of the option within two years from the date the option was granted and within one year after the exercise of the option, the gain on the sale will be treated as long-term capital gain. We are not entitled to any tax deduction with respect to the grant or exercise of incentive stock options, except that if the shares are not held for the full term of the holding period outlined above, the gain on the sale of such shares, being the lesser of: (i) the fair market value of the shares on the date of exercise minus the option price or (ii) the amount realized on disposition minus the exercise price, will be taxed to the participant as ordinary income and, we will generally be entitled to a deduction in the same amount. The excess of the fair market value of the shares acquired upon exercise of an incentive stock option over the exercise price therefor constitutes a tax preference item for purposes of computing the "alternative minimum tax" under the Code.

        There will be no U.S. federal income tax consequences to either the participant or us upon the grant of a stock appreciation right. However, the participant generally will recognize ordinary income upon the exercise of a stock appreciation right in an amount equal to the aggregate amount of cash and the fair market value of the Shares received upon exercise. We will generally be entitled to a deduction equal to the amount includible in the participant's income.

        Unless a participant makes a "Section 83(b) election" under the Code, there will be no U.S. federal income tax consequences to either the participant or us upon the grant of restricted stock until expiration of the restricted period and the satisfaction of any other conditions applicable to the restricted stock. At that time, the participant generally will recognize taxable income equal to the then fair market value for the shares. We will generally be entitled to a corresponding tax deduction.

        There generally will be no U.S. federal income tax consequences to the participant or us upon the grant of performance awards (unless the participant makes a "Section 83(b) election" under the Code) or restricted stock units. Participants generally will recognize taxable income at the time when such awards are paid or settled in an amount equal to the aggregate amount of cash and the fair market value of shares acquired. We will generally be entitled to a tax deduction equal to the amount includible in the participant's income.

        This summary is limited to the federal tax issues addressed in this summary. It was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be asserted under the Code.

New Plan Benefits

        Any awards under the Long Term Incentive Plan will be at the discretion of the Compensation Committee. It is not possible at present to determine the amount or the form of any award that will be granted to any individual during the term of the Long Term Incentive Plan. The table below, however, sets forth the equity-based awards that have been granted under the Long Term Incentive Plan in 2013 as of the date of this Proxy Statement to our Named Executive Officers, our other executive officers and our other employees who are not executives. In addition, the table below sets forth the annual cash-based performance awards that were awarded to these executives and employees in 2013 based on 2012 performance.

  2013 Equity-Based Incentive Award Grants Under the Long Term Incentive Plan

Name	Shares of Restricted Stock(#)	Stock Options(#)	Annual Cash-Based Awards for 2012 Performance($)
Joseph H. Bryant Chairman and Chief Executive Officer	73,591	401,901	1,125,000
John P. Wilkirson Chief Financial Officer and EVP	14,192	25,836	421,453
Van P. Whitfield Chief Operating Officer	24,442	44,496	772,200
James H. Painter EVP, Gulf of Mexico	18,397	33,491	552,825
James W. Farnsworth Chief Exploration Officer	18,397	33,491	487,266
All executive officers as a group	187,495	609,259	4,457,869
All other employees as a group	192,110	349,764	3,721,151

Vote Required

        The approval of the Long Term Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting in order to be approved.

Recommendation

        The Board recommends that stockholders vote "FOR" Proposal 3: Approval of the Cobalt International Energy, Inc. Long Term Incentive Plan. If not otherwise specified, proxies will be voted "FOR" Proposal 3.

PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        At the 2011 Annual Meeting of Stockholders a majority of our stockholders voted, on an advisory non-binding basis, to hold an advisory non-binding vote on executive compensation every year. Consistent with this recommendation by our stockholders, the Board has determined that it will include an advisory non-binding stockholder vote on executive compensation in its proxy materials every year until the next vote on the frequency of the stockholder advisory vote on executive compensation.

        Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote on the fiscal 2012 compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

        Stockholders are being asked to vote on the following resolution:

        "RESOLVED, that the stockholders approve the compensation of the Company's executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures)."

        Please refer to the section entitled "Executive Compensation" of this proxy statement for a detailed discussion of our executive compensation principles and practices and the fiscal 2012 compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2012 compensation of our named executive officers.

        To help ensure that all stockholder views are well understood by the Board, we also encourage stockholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns with regard to our executive compensation principles and practices.

Vote Required

        Although, as an advisory vote, this proposal is not binding upon us or the Board, the Compensation Committee will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on specific policies and desirable actions. The affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposal 4.

Recommendation

        The Board recommends that stockholders vote "FOR" Proposal 4: Advisory vote on executive compensation to approve the compensation of our named executive officers as disclosed in this proxy statement. If not otherwise specified, proxies will be voted "FOR" Proposal 4.

        Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be "Soliciting Material," are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

 AUDIT COMMITTEE REPORT

        The Audit Committee of the Board consists of four non-employee independent directors, Mr. Martin H. Young, Jr., Dr. Jack E. Golden, Mr. Jon A. Marshall and Dr. Myles W. Scoggins. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter originally approved by the Board on October 22, 2009, which is reviewed annually.

        Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, and (3) the independence and performance of our auditors.

        The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance.

        Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm's independence.

        Based on the Audit Committee's discussion with management and the independent accountants, and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

                      AUDIT COMMITTEE

                      Martin H. Young, Jr., Chairman
                      Jack E. Golden
                      Jon A. Marshall
                      Myles W. Scoggins

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

        This Compensation Discussion and Analysis describes the objectives and elements of our compensation program in 2012 for Messrs. Bryant, Wilkirson, Whitfield, Painter and Farnsworth, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, respectively, each of whom is included in the Compensation Tables that follow. We refer to these individuals as our "Named Executive Officers" or "NEOs". This section should be read together with the Compensation Tables, which disclose the compensation awarded to, earned by or paid to, our NEOs in or with respect to 2012, 2011 and 2010.

Overview and Objectives

        As we are a relatively young company in the oil and gas exploration and production industry, our operations have to date centered on identifying prospects that may contain oil or gas, acquiring the rights to explore and develop them, commencing drilling, and preparing for our production phase. We have accomplished this with a small team of management individuals with significant industry experience. We have designed our compensation program to attract and retain these highly experienced individuals, who have competing opportunities at more established companies, as well as to motivate and reward these individuals for the successful execution of the company's business plan.

        We accomplished these objectives primarily by granting the management team ownership interests in our company, in addition to base salaries and annual cash bonuses. Each executive's compensation package was individually negotiated at the time of his hire and, generally, cash salaries and annual bonuses were established at industry-competitive levels. The ownership interests function as long term incentive compensation, with a substantial return prospect commensurate with the high risk profile of our Company. In conjunction with our IPO at the end of 2009, and our recapitalization from a partnership to a corporation, management's ownership interests were converted into shares of our common stock or awards of restricted stock made under the Cobalt International Energy, Inc. Long Term Incentive Plan, or Incentive Plan. See "—Elements of Compensation—Long Term Incentive (Equity) Compensation."

        We expect that, as our company continues to mature and our management and executive ranks expand, our compensation program will become more conventional, and will more closely resemble a market-based compensation program, in which we will compare our programs and compensation levels more generally to other companies in our industry.

Compensation Process

        The Compensation Committee is responsible for reviewing and recommending to the Board the compensation of our Chief Executive Officer and our other executive officers. In reviewing and recommending to the Board executive officer compensation, the Compensation Committee (i) identifies corporate goals and objectives relevant to executive officer compensation, (ii) evaluates each executive officer's performance in light of such goals and objectives and (iii) reviews and recommends any long-term incentive components. As part of its review of executive compensation, the Compensation Committee reviews the recommendations of the Chief Executive Officer. In 2012, the Compensation Committee met seven times. The Board then deliberates on the Compensation Committee's recommendations and ultimately sets executive officer compensation.

        To assist in this process, the Compensation Committee retained Meridian in 2010, 2011 and 2012 to review the company's compensation program, including the design of the program, each element of compensation under the program and the total target compensation for each executive and key employee. Meridian is an independent compensation consulting firm and does not provide any other services outside of matters pertaining to executive and director compensation and corporate governance. Meridian reports directly to the Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian, and the directions given to Meridian regarding the performance of such services. In connection with its retention, Meridian has provided the Compensation Committee with information necessary for an evaluation of its independence, as set forth in Section 10C-1 of the Securities Exchange Act of 1934, as amended, to determine whether a potential conflict of interest might arise in connection with advising the Compensation Committee. After reviewing the information, the Compensation Committee concluded that Meridian's advice is objective and no conflict exists.

        Although the Compensation Committee reviewed executive compensation practices at a variety of oil and gas companies, the Compensation Committee, with the advice of Meridian in 2011, concluded that we do not have a single group of comparator or peer firms for purposes of traditional benchmarking and percentile targeting. Rather than look to a single peer or comparator group, our compensation practice throughout our organization is to review compensation on a position-by-position basis and determine the particular skill set required to be successful at Cobalt for the particular position in question. The skill set necessarily varies among positions but may include:

  •
  executive management experience at oil and gas enterprises;

  •
  deepwater experience and technical expertise;

  •
  international experience including managing multiple geographic locations;

  •
  experience growing and maturing a company through its lifecycle;

  •
  relevant financial and commercial experience; and

  •
  relevant compliance and legal experience.

For each of our NEOs, the required skill set is multifaceted and varied and cannot be found at one particular type of company. As a result, for our NEOs, we generally qualitatively review the compensation practices at a variety of companies, including large oil and gas companies with relevant assets, Angolan pre-salt operators, significant deepwater leaseholders in the U.S. Gulf of Mexico, other oil and gas companies, companies with similar market capitalization, companies with similar financial and capital structures and companies that are in a similar stage of maturation. Given the variety of companies we review in this process, our assessment is necessarily qualitative and subjective, and the ultimate compensation package for each of our NEOs is significantly based on our judgment. It is not based on traditional benchmarking and percentile targeting against a stated peer group.

Elements of Compensation

        Since our inception, our compensation program has consisted of base salaries, annual cash bonuses and long-term incentive compensation. We expect that these elements will remain the elements of our compensation program going forward, although the relative proportions of each element, and the specific plan and award designs, will continue to evolve as we become a more established enterprise.

        Base Salary.    Base salary is the fixed component of our compensation program, which provides stable income for our management team. In February 2012, the Compensation Committee and the Board approved annual base salaries for our NEOs as follows: Mr. Bryant ($1,000,000), Mr. Whitfield ($686,400), Mr. Wilkirson ($499,500), Mr. Painter ($655,200) and Mr. Farnsworth ($577,500). All of our NEOs received market-based 4% raises from their respective 2011 base salaries, except for Mr. Bryant, whose base salary did not change. Mr. Wilkirson received an additional 7% raise from his 2011 base salary and Mr. Farnsworth received an additional 6% raise from his 2011 base salary, each due to market-based factors specific to their positions.

        In February 2013, the Compensation Committee and the Board approved annual base salaries for our NEOs as follows: Mr. Bryant ($1,000,000), Mr. Whitfield ($775,000), Mr. Wilkirson ($540,000), Mr. Painter ($700,000) and Mr. Farnsworth ($700,000). In recognition of Mr. Bryant's continued strong leadership and market-based factors, the Compensation Committee recommended a salary increase for Mr. Bryant for 2013. Mr. Bryant, however, requested that his base salary remain the same. In light of Mr. Bryant's request, the Board did not increase Mr. Bryant's salary, which has remained unchanged since the beginning of 2009. Mr. Whitfield's increase in base salary was a result of market-based factors specific to his position and in recognition of the health, safety, security and environmental (HSSE) and operational performance of our operating organization as well as the expansion of our operational capabilities and critical manpower during 2012. Mr. Wilkirson's increase in base salary was a result of market-based factors specific to his position and in recognition of the successful capital markets transactions that occurred during 2012. Mr. Painter's increase in base salary was a result of market-based factors specific to his position and in recognition of the successful appraisal operations at Heidelberg, significant pre-development work at Heidelberg and the discovery at North Platte. Mr. Farnsworth's increase in base salary was a result of market-based factors specific to his position and in recognition of significant exploration success in both West Africa (Cameia) and the U.S. Gulf of Mexico (North Platte).

        Annual Bonus.    Our annual incentive plan focuses key executives on achievement of the near-term objectives of our current business plan. Each year, our Compensation Committee, in consultation with our Chief Executive Officer and Meridian establishes key performance indicators for that year. The performance indicators are derived from our strategic and business growth plan. The table below sets forth our 2012 key performance indicators, including corresponding milestones and their respective weightings for each indicator established by our Compensation Committee in consultation with our

Chief Executive Officer and Meridian, as well as the Compensation Committee and the Board approved 2012 results and payments.

Performance Indicator	Target Milestone	Stretch Milestone	Target Weighting	Stretch Weighting	Approved Results		Approved Payout
Health, Safety, Security and Environment (HSSE)	Comparable to industry safety and environmental performance without any significant HSSE event*	Superior to industry safety and environmental performance without any significant HSSE event*	25%*	31.25%	Stretch	(1)	31.25%
Operational Performance	Exploratory and appraisal drilling performance and other operational performance (e.g., work on development plans, management of partners) meets the expectations set forth by the Board	Exploratory and appraisal drilling performance and other operational performance (e.g., work on development plans, management of partners) exceeds the expectations set forth by the Board	50%	62.5%	Target	(2)	50%
Cash Management	Cash management activities (e.g., control of expenditures against the budget as approved by the Board, providing adequate liquidity) meets the expectations set forth by the Board	Cash management activities (e.g., control of expenditures against the budget as approved by the Board, providing adequate liquidity) exceeds the expectations set forth by the Board	25%	31.25%	Stretch	(3)	31.25%
Total	—	—	100%	125%	—		112.5%

*
If there is a significant HSSE event, including loss of life, significant discharge or loss of well control, HSSE will be weighted 75% with the remaining 25% being apportioned pro-rata among the remaining key performance indicators.

(1)
The Compensation Committee and the Board determined that Cobalt's HSSE performance was superior to industry standards and, therefore, the stretch milestone was achieved. In making this determination, the Compensation Committee and the Board noted that the Company had no lost time incidents during 2012, had no significant security or environmental issues during 2012, successfully conducted an internal audit of the company's HSSE management system and successfully moved headquarters in both Houston and Luanda without incident and while maintaining full emergency response capabilities.

(2)
The Compensation Committee and the Board determined that Cobalt's operational performance met the expectations set forth by the Board and, therefore, the target milestone was achieved. In making this determination, the Compensation Committee and the Board noted that the Company had successful well results at Heidelberg #3, Camiea #1 and #2 and North Platte but noted the unsuccessful well result at Ligurian #2. The Compensation Committee and the Board also considered the significant progress that had been made by the Company with respect to development plans and the potential sanctioning of the Heidelberg and Cameia projects.

(3)
The Compensation Committee and the Board determined that Cobalt's cash management performance exceeded the expectations set forth by the Board and, therefore, the stretch milestone was achieved. In making this determination, the Compensation Committee and the Board noted the completion of two successful capital markets transactions that resulted in net proceeds to the company of approximately $1.9 billion, which provided the company with $2.7 billion of liquidity at year end. The Compensation Committee and the Board also considered the aggregate 2012 expenditures of $620 million and operating in a challenging cost environment in 2012 with significant non-productive time having been incurred in West Africa with respect to the Ocean Confidence drilling rig.

        Each of Messrs. Bryant and Whitfield was eligible for a 2012 target bonus amount equal to 100% of his 2012 base salary. Each of the remaining NEOs was eligible for a 2012 target bonus amount equal to 75% of his 2012 base salary. As shown above, the Compensation Committee and the Board, in consultation with Meridian and our Chief Executive Officer, determined that for 2012 the key performance indicators were achieved at levels that allowed for an approved payout of 112.5% of each NEO's respective target bonus amount. In February 2013, the Compensation Committee and the Board approved (i) an additional 87.5% payout of Mr. Bryant's target bonus amount in recognition of the performance of our common stock in 2012, his organizational leadership and the successful capital markets transactions that occurred during 2012, (ii) an additional 37.5% payout of Mr. Whitfield's target bonus amount in recognition of HSSE and operational performance of our operating organization as well as the expansion of our operational capabilities and critical manpower during 2013, (iii) an additional 12.5% payout of Mr. Wilkirson's target bonus in recognition of the successful capital markets transactions that occurred during 2012, (iv) an additional 22.5% payout of Mr. Painter's target bonus in recognition of successful appraisal operations at Heidelberg, significant pre-development work at Heidelberg and the discovery at North Platte and (v) an additional 47.5% payout of Mr. Farnsworth's target bonus in recognition of exploration success in both West Africa (Cameia) and the U.S. Gulf of Mexico (North Platte).

        Annual cash bonuses with respect to the 2012 fiscal year under the annual incentive plan were calculated in late February and paid in early March 2012.

        Long Term Incentive (Equity) Compensation.    Prior to the IPO, significant equity awards were granted to each NEO to align their incentives with the interests of our stockholders. These awards were converted into shares of common stock in connection with the IPO. Since the IPO, we have started to make annual market-based grants of equity to each NEO similar to the practices of established public companies. Our NEOs and other key executives are heavily invested in our common stock, which we believe aligns their interests with those of our stockholders.

        Our first annual grant of equity as a public company occurred in December 2010 and it consisted of stock options, restricted stock and restricted stock units. During the fall of 2011, the Compensation Committee determined that the annual grants of equity would occur during the first quarter of each year rather than the prior December and, therefore, no annual grants of equity were made to our NEOs during 2011. In February 2012, the Compensation Committee and the Board made an annual grant of equity consisting of stock options and restricted stock. The aggregate grant date fair value of these grants are reported in the 2012 Summary Compensation Table included in this proxy statement. In addition, in February 2012, the Compensation Committee and the Board approved certain non-material amendments to the award agreements for the December 2010 equity awards. These amendments did not involve the amount or pricing of the awards. For a description of these amendments, see "Potential Payments Upon Termination or Change in Control." In addition, in February 2013, the Compensation Committee and the Board made an annual grant of equity consisting of stock options and restricted stock. Pursuant to SEC rules, the grant date fair value of these grants will be reported in the Compensation Tables of the proxy statement for our 2014 Annual Meeting of Stockholders.

        Deferred Compensation.    In November of 2012, the Compensation Committee adopted the Cobalt International Energy, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") under the Cobalt International Energy, Inc. Long Term Incentive Plan. The Company's prior deferred compensation plan expired in accordance with its terms when all outstanding amounts under that plan were distributed to the plan participants on January 15, 2012 (see the "2012 Nonqualified Deferred Compensation Table" included in this proxy statement). Our NEOs along with other key management or highly compensated employees selected by the Compensation Committee are eligible to participate in the new deferred compensation plan. The deferred compensation plan permits eligible participants to defer receipt all or a portion of the participant's base salary for a plan year and/or all or a portion of a participant's annual bonus with respect to a plan year. Any and all deferrals under the deferred compensation plan will be notionally invested and will settle in shares of the Company's common stock. In 2012, none of our NEOs elected to participate in the plan.

        Other Benefits.    We offer all of our employees a 401(k) savings plan and group health and life insurance. Our NEOs participate in these programs on the same basis as all employees. We do not offer other welfare or fringe benefits or perquisites to our NEOs. Effective January 1, 2012, the Compensation Committee and the Board instituted a 100% match of the first 6% of eligible compensation deferred by participants under our 401(k) plan.

        Stock Ownership Guidelines.    Effective October 25, 2011, the Compensation Committee adopted stock ownership guidelines applicable to our Chief Executive Officer, our other executive officers and our non-employee directors. These guidelines require that at the end of each fiscal year the value of shares of our common stock retained by the Chief Executive Officer, our other executive officers and our non-employee directors be six times, three times and five times, respectively, the multiple of such person's respective base salary or annual retainer. Our Chief Executive Officer, other executive officers and non-employee directors are expected to be in compliance with these guidelines by October 25, 2013.

        Consideration of 2012 Say-On-Pay Stockholders Vote.    At our 2012 Annual Meeting of Stockholders, over 95% of votes were cast, on an advisory basis, in favor of the "say-on-pay" vote on executive compensation. As such, the Compensation Committee has concluded that a large majority of our stockholders is satisfied with our existing compensation program. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing executive compensation program effectively aligns the interests of our named executive officers with the long term goals of Cobalt.

        Our Compensation Policies and Practices and Risk Management.    Our management team has reviewed our compensation policies and practices for all of our employees with our Compensation Committee. The Compensation Committee has determined, based on this review, that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

        Tax and Accounting Considerations.    Section 162(m) of the Internal Revenue Code generally limits the federal income tax deduction for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) of a publicly held corporation to $1 million per fiscal year, with an exception for "qualified performance-based compensation". As a newly public company, we have been eligible for special transition relief under Section 162(m) of the Internal Revenue Code. This special transition relief expires effective as of this Annual Meeting of Stockholders. Going forward, we will generally seek to maximize the tax deductibility of compensation payments to our executive officers. We may, however, authorize payments to executive officers that may not be fully tax deductible, and we reserve the flexibility to do so.

        We also structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code. We make no representations or warranty, however, that recipients of any payments, compensation or other benefits will not incur additional tax, interest or penalties under Section 409A of the Internal Revenue Code.

        We account for stock-based compensation in accordance with the requirements of FASB Accounting Standards Codification ("ASC") Topic 718.

Compensation Committee Report

        The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

                      COMPENSATION COMMITTEE

                      Jon A. Marshall, Chairman
                      Jack E. Golden
                      N. John Lancaster
                      Kenneth A. Pontarelli
                      D. Jeff van Steenbergen

2012 Summary Compensation Table

        The following table summarizes the compensation of our NEOs for 2012. Our NEOs are our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as determined by their total compensation for 2012 set forth in the table below.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph H. Bryant	2012	1,000,000	875,000	3,499,997	3,649,590	1,125,000	28,523	10,178,110
Chairman & Chief	2011	1,000,000	900,000	—	—	1,100,000	21,017	3,021,017
Executive Officer	2010	1,000,000	200,000	196,203	1,552,587	500,000	—	3,448,790
John P. Wilkirson	2012	499,500	46,828	312,168	325,516	421,453	33,364	1,638,829
EVP and Chief Financial	2011	450,000	50,625	—	—	371,250	22,568	894,443
Officer	2010	436,250	87,250	457,812	349,328	218,125	—	1,548,765
Van P. Whitfield	2012	686,400	257,400	514,779	536,787	772,200	17,282	2,784,848
Chief Operating Officer	2011	587,667	235,067	741,500	—	646,434	2,322	2,212,990
	2010	551,500	110,300	108,203	642,188	275,750	—	1,687,941
James H. Painter	2012	655,200	110,565	409,493	426,986	552,825	25,461	2,180,530
EVP, Gulf of Mexico	2011	630,000	70,875	—	—	519,750	11,018	1,231,643
	2010	630,000	126,000	123,627	611,327	315,000	—	1,805,954
James W. Farnsworth	2012	577,500	205,734	360,937	376,358	552,825	17,013	2,090,367
Chief Exploration Officer	2011	525,000	118,125	—	—	433,125	2,114	1,078,364
	2010	525,000	105,000	145,229	611,327	262,500	—	1,649,056

(1)
The amounts reported are the salaries that each NEO received for the entire year.

(2)
With respect to 2011 compensation shown in the table above based on exceptional performance, each of our NEOs received a supplemental cash bonus for 2011 in an amount equal to at least 15% of his target bonus. In addition, with respect to 2012 compensation shown in the table above, each of our NEOs received a supplemental cash bonus for 2012. For additional information on these bonuses, see "Compensation Discussion and Analysis—Annual Bonus."

(3)
Represents the aggregate grant date fair value of equity awards granted in the relevant fiscal year computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates. See Note 15 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of our assumptions in determining the grant date fair value of these awards.

(4)
The amounts reported for 2012 are the annual bonuses that the NEOs received in March 2013 for performance during 2012 pursuant to our annual incentive plan, based upon achievement of the applicable key performance indicators. For additional information on these bonuses, see "Compensation Discussion and Analysis—Annual Bonus."

(5)
The following items are reported in the "All Other Compensation" column:

Name	Health Benefits($)	401(k) Match	Total($)
Joseph H. Bryant	$13,523	$15,000	$28,523
John P. Wilkirson	18,364	15,000	33,364
Van P. Whitfield	2,282	15,000	17,282
James H. Painter	10,461	15,000	25,461
James W. Farnsworth	2,013	15,000	17,013

2012 Grants of Plan-Based Awards

        The following table sets forth information regarding the non-equity and equity incentive plan awards granted to our NEOs in 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) Target ($) Maximum ($)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Joseph H. Bryant		1,000,000	1,250,000
	2/24/12			114,754			$3,499,997
	2/24/12				203,717	30.50	3,649,590
John P. Wilkirson		374,625	468,281
	2/24/12			10,235			312,168
	2/24/12				18,170	30.50	325,516
Van P. Whitfield		686,400	858,000
	2/24/12			16,878			514,779
	2/24/12				29,963	30.50	536,787
James H. Painter		491,400	614,250
	2/24/12			13,426			409,493
	2/24/12				23,834	30.50	426,986
James W. Farnsworth		433,125	541,406
	2/24/12			11,834			360,937
	2/24/12				21,008	30.50	376,358

(1)
For additional information on the actual earned amounts, see "Compensation Discussion and Analysis—Elements of Compensation—Annual Bonus" and the "Non-Equity Incentive Plan Compensation" column of the 2012 Summary Compensation Table.

(2)
Represents the number of restricted shares granted to each NEO on February 24, 2012. This award will vest on December 31, 2014.

(3)
Represents the number of stock options granted to each NEO on February 24, 2012. This award will vest on December 31, 2014.

Employment and Severance Agreements

        In connection with our IPO in December 2009, we entered into an employment agreement with each of Messrs. Bryant, Painter and Farnsworth and a severance agreement with each of Messrs. Wilkirson and Whitfield. In September 2011, in connection with Mr. Whitfield's promotion to Chief Operating Officer, we entered into an employment agreement with him that supersedes his severance agreement. The following is a summary of certain of the material terms of these agreements. For a summary of the provisions in these agreements that relate to specified terminations of employment or a change in control, see "Potential Payments Upon Termination or Change in Control".

        Terms.    The agreements with Messrs. Bryant, Painter, Farnsworth and Wilkirson have five-year terms, which correspond with the length of the share transfer restrictions applicable to Messrs. Bryant, Painter, Farnsworth and Wilkirson that are described below. The term of Mr. Whitfield's agreement is scheduled to expire on January 1, 2014, subject to annual one-year extensions if both parties agree.

        Base Salary, Annual Bonus and Benefits.    The employment agreements with each of Messrs. Bryant, Painter, Farnsworth and Whitfield specify the terms of his base salary, annual bonus opportunity and entitlement to benefits, expense reimbursement, paid vacation and sick leave; the severance agreement with Mr. Wilkirson does not specify such terms. Each employment agreement provides for a base salary that may be increased (but not decreased) at the discretion of the Board; for our NEOs' base salaries in 2012, see the "Salary" column of the 2012 Summary Compensation Table. Each employment agreement provides that the executive is eligible to receive an annual bonus, based on the attainment of performance criteria determined by the Board, in a target annual amount equal to 100% of his base salary. In December 2010, each of Messrs. Painter and Farnsworth agreed to reduce his target bonus amount to 75% in return for annual grants of equity.

        Equity Grants.    The employment and severance agreements with each of Messrs. Bryant, Painter, Wilkirson and Whitfield provided for the grant to each of them, immediately prior to the closing of our IPO, of Class C and/or Class D units. These units, which were converted in connection with our IPO into restricted shares of our common stock granted under the Incentive Plan and individual award agreements, were granted in exchange for each NEO's agreement to be bound by the share transfer restrictions described below. For additional information regarding these equity grants, see the narrative following the "Potential Payments Upon Termination or a Change-in-Control" table.

        Transfer Restrictions.    Each employment and severance agreement contains restrictions on the NEO's ability to transfer the shares of our common stock that he received in connection with our corporate reorganization in respect of his Class A and Class B units. These transfer restrictions operate independently from the transfer restrictions contained in the restricted stock award agreements that govern the terms of the shares of our common stock that Mr. Wilkirson received in respect of his Class B units. The number of shares that are subject to the transfer restrictions in the employment and severance agreements are determined by a formula based on the class of partnership interest from which the shares were converted in connection with our corporate reorganization and the proportions of sales of our common stock transacted by our controlling stockholders following the closing of our IPO. The formula ensures that a substantial portion of our NEOs' shareholdings cannot be sold for five years (or, in the case of Mr. Whitfield, two-and-a-half years) following the closing of our IPO. The restricted period will end early in the event of:

  •
  termination of the NEO's employment other than by us for "cause" (see definition in the narrative following the table in the "Potential Payments Upon Termination or Change-in-Control" section);

  •
  the sale by our controlling stockholders of a number of shares of our common stock equal to the number of shares that they held immediately after the closing of our IPO; or

  •
  a "change-in-control" (see definition in the narrative following the table in the "Potential Payments Upon Termination or Change-in-Control" section), subject to specified exceptions described in footnote 4 to the table in the "Potential Payments Upon Termination or Change-in-Control" section.

        Pursuant to the terms of Mr. Whitfield's employment agreement, the transfer restrictions applicable to Mr. Whitfield expired on June 21, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

        The following table sets forth information regarding the exercisable and unexercisable stock options and the unvested restricted stock and restricted stock units held by our NEOs as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Joseph H. Bryant	114,504	114,503	12.45	12/3/2020
		203,717	30.50	12/24/2022
					577,334	14,179,323	572,853	14,069,270
John P. Wilkirson	25,763	25,763	12.45	12/3/2020
		18,170	30.50	12/24/2022
					63,364	1,556,220	84,857	2,084,088
Van P. Whitfield	47,362	47,362	12.45	12/3/2020
		29,963	30.50	12/24/2022
					303,950	7,465,012	72,636	1,783,940
James H. Painter	45,086	45,085	12.45	12/3/2020
		23,834	30.50	12/24/2022
					163,765	4,022,068	260,373	6,394,761
James W. Farnsworth	45,086	45,085	12.45	12/3/2020
		21,008	30.50	12/24/2022
					162,173	3,982,969	258,039	6,337,438

(1)
In December 2010, Messrs. Bryant, Wilkirson, Farnsworth, Painter and Whitfield received 229,007, 51,526, 90,171, 90,171 and 94,723 stock options, respectively. These stock options vested 25% on each of December 31, 2011 and December 31, 2012 and the remaining stock options are scheduled to vest 25% on each of December 31, 2013 and December 31, 2014. On February 24, 2012, Messrs. Bryant, Wilkirson, Farnsworth, Painter and Whitfield received 203,717, 18,170, 21,008, 23,834 and 29,963 stock options, respectively. These stock options will vest on December 31, 2014.

(2)
For Mr. Bryant, consists of (i) 462,580 restricted shares which he received in our IPO upon the conversion of his Class C units, which are scheduled to vest on December 21, 2014 and (ii) 114,754 restricted shares which he received on February 24, 2012, which are scheduled to vest on December 31, 2014.

For Mr. Wilkirson, consists of (i) 23,129 restricted shares which he received in our IPO upon the conversion of his Class C units, which are scheduled to vest on December 21, 2014, (ii) 30,000 restricted shares he received in June 2010 in connection with his promotion to Chief Financial Officer, which are scheduled to vest on December 21, 2014 and (iii) 10,235 restricted shares which he received on February 24, 2012, which are scheduled to vest on December 31, 2014.

For Mr. Whitfield, consists of (i) 237,072 restricted shares which he received in our IPO upon the conversion of his Class C units, which are scheduled to vest on December 21, 2014, (ii) 50,000 restricted shares which he received in September 2011 in connection with his promotion to Chief Operating Officer, which are scheduled to vest upon the earlier to occur of December 31, 2014 or the termination of his employment agreement and (iii) 16,878 restricted shares which he received on February 24, 2012, which are scheduled to vest on December 31, 2014.

For Mr. Farnsworth, consists of (i) 150,339 restricted shares which he received in our IPO upon the conversion of his Class units. These restricted shares are scheduled to vest on December 21, 2014 and (ii) 11,834 restricted shares which he received on February 24, 2012, which are scheduled to vest on December 31, 2014.

For Mr. Painter, consists of (i) 150,339 restricted shares which he received in our IPO upon the conversion of his Class C units. These restricted shares are scheduled to vest on December 21, 2014 and (ii) 13,426 restricted shares which he received on February 24, 2012, which are scheduled to vest on December 31, 2014.

(3)
The market value of the unvested restricted stock and restricted stock units was calculated by multiplying the number of shares underlying the awards by $24.56, which was the closing price of a share of our common stock on December 31, 2012, the last trading day of 2012.

(4)
For Mr. Bryant, these shares or units consist of 525,533 restricted shares he was awarded in our IPO upon the conversion of his Class D units, 22,220 restricted shares he was awarded in December 2010 and 40,160 restricted stock units he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met. On February 24, 2012, the Compensation Committee and the Board approved the vesting of 15,060 restricted stock units for Mr. Bryant, based upon performance achieved during 2011. On February 21, 2013, the Compensation Committee and the Board approved the vesting of 20,080 restricted stock units for Mr. Bryant, based upon performance achieved during 2012. The remaining restricted stock units will vest on December 31, 2013 if performance criteria are achieved.

For Mr. Wilkirson, these shares or units consist of 39,415 restricted shares he was awarded in our IPO upon the conversion of his Class D units, 30,000 shares he received in June 2010 in connection with his promotion to Chief Financial Officer, 9,794 restricted shares he was awarded in December 2010 and 9,036 restricted stock units he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met. On February 24, 2012, the Compensation Committee and the Board approved the vesting of 3,388 restricted stock units for Mr. Wilkirson, based upon performance achieved during 2011. On February 21, 2013, the Compensation Committee and the Board approved the vesting of 4,518 restricted stock units for Mr. Wilkirson, based upon performance achieved during 2012. The remaining restricted stock units will vest on December 31, 2013 if performance criteria are achieved.

For Mr. Whitfield, these shares or units consist of 12,254 restricted shares he was awarded in December 2010, 50,000 shares he received in September 2011 in connection with his promotion to Chief Operating Officer and 16,611 restricted stock units he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met. On February 24, 2012, the Compensation Committee and the Board approved the vesting of 6,229 restricted stock units for Mr. Whitfield, based upon performance achieved during 2011. On February 21, 2013, the Compensation Committee and the Board approved the vesting of 8,305 restricted stock units for Mr. Whitfield, based upon performance achieved during 2012. The remaining restricted stock units will vest on December 31, 2013 if performance criteria are achieved.

For Mr. Painter, these shares or units consist of 236,490 restricted shares he was awarded in our IPO upon the conversion of his Class D units, 13,999 restricted shares he was awarded in December 2010 and 15,813 restricted stock units he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met. On February 24, 2012, the Compensation Committee and the Board approved the vesting of 5,929 restricted stock units for Mr. Painter, based upon performance achieved during 2011. On February 21, 2013, the Compensation Committee and the Board approved the vesting of 7,907 restricted stock units for Mr. Painter, based upon performance achieved during 2012. The remaining restricted stock units will vest on December 31, 2013 if performance criteria are achieved.

For Mr. Farnsworth, these shares or units consist of 236,490 restricted shares he was awarded in our IPO upon the conversion of his Class D units, 11,665 restricted shares he was awarded in December 2010 and 15,813 restricted stock units he was awarded in December 2010. All of the restricted shares will vest in full on December 21, 2014, if a specified value condition is met. On February 24, 2012, the Compensation Committee and the Board approved the vesting of 5,929 restricted stock units for Mr. Farnsworth, based upon performance achieved during 2011. On February 21, 2013, the Compensation Committee and the Board approved the vesting of 7,907 restricted stock units for Mr. Farnsworth, based upon performance achieved during 2012. The remaining restricted stock units will vest on December 31, 2013 if performance criteria are achieved.

2012 Option Exercises and Stock Vested

        The following table sets forth information regarding restricted stock units held by the NEOs that vested in February 2012. None of our NEOs exercised stock options in 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Joseph H. Bryant	15,060	459,330
John P. Wilkirson	3,388	103,334
Van P. Whitfield	6,229	189,985
James H. Painter	5,929	180,835
James W. Farnsworth	5,929	180,835

(1)
The value realized was calculated by multiplying the number of restricted stock units that vested by $30.50, which was the closing price of a share of our common stock on the vesting date of February 24, 2012.

2012 Pension Benefits

        We do not maintain any defined benefit pension plans.

2012 Nonqualified Deferred Compensation

        The following table sets forth information regarding nonqualified deferred compensation as of December 31, 2012. The Cobalt International Energy, L.P. Deferred Compensation Plan, dated December 31, 2008, required that all outstanding deferred amounts be distributed to the NEOs in shares of common stock on January 15, 2012, after which the plan expired pursuant to its terms. For a discussion of our new Deferred Compensation Plan, please see "Compensation Discussion and Analysis—Deferred Compensation."

Name and Principal Position	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Joseph H. Bryant	—	—	—	1,365,640	—
John P. Wilkirson	—	—	—	—	—
Van P. Whitfield	—	—	—	356,716	—
James H. Painter	—	—	—	326,863	—
James W. Farnsworth	—	—	—	161,895	—

(1)
Deferrals under the plan were not permitted for 2012.

Potential Payments Upon Termination or Change in Control

        The following table and narrative quantify and describe the payments and benefits to which each of Messrs. Bryant, Wilkirson, Whitfield, Painter and Farnsworth would have been entitled had his employment terminated under specified circumstances or had we undergone a change in control, in each case on December 31, 2012. The amounts set forth in the "Accelerated Vesting of Equity" column of this table are based on the $24.56 closing price of a share of our common stock on December 31, 2012, which was the last trading day of 2012.

Name	Salary ($)(1)	Pro Rata Bonus ($)(1)(2)	Health Benefits Continuation ($)(3)	Accelerated Vesting of Equity ($)(4)	Total ($)
Joseph H. Bryant
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	2,000,000	—	28,425,151	30,425,151
Without Cause or for Good Reason	—	—	23,333	—	23,333
Change in Control	—	—	—	28,425,151	28,425,151
John P. Wilkirson
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	468,281	—	3,844,368	4,312,649
Without Cause or for Good Reason	—	—	32,164	—	32,164
Change in Control	—	—	—	3,844,368	3,844,368
Van P. Whitfield
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	1,029,600	—	9,644,520	10,614,120
Without Cause or for Good Reason	—	—	3,409	—	3,409
Change in Control	—	—	—	9,644,520	9,644,520
James H. Painter
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	663,390	—	10,821,241	11,484,631
Without Cause or for Good Reason	—	—	18,156	—	18,156
Change in Control	—	—	—	10,821,241	10,821,241
James W. Farnsworth
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	758,559	—	10,741,605	11,500,164
Without Cause or for Good Reason	–	—	2,964	—	2,964
Change in Control	—	—	—	10,741,605	10,741,605

(1)
Each NEO's employment or severance agreement provides for a cash severance payment on termination of the NEO's employment by us without "cause" or by him for "good reason" (see the definitions of such terms in the narrative below). In the case of Mr. Bryant, the amount of this payment is equal to the remaining portion of his annualized base salary for the year in which his termination occurs plus two times his annualized base salary for each remaining full calendar year of his five-year agreement plus two times the pro rata portion of his annualized base salary for the period during the last year of his agreement starting with January 1 and ending on the agreement expiration date. In the case of each of Messrs. Whitfield, Painter and Farnsworth, the amount of this payment is equal to 100% of his annualized base salary, and in the case of Mr. Wilkirson, the amount of this payment is equal to 50% of his annualized base salary. For each of our NEOs, however, the amount of this payment, when added to the amount of any pro rata bonus paid on such termination (see footnote 2), is reduced by the value (at the time of termination) of the restricted shares of our common stock that the NEO received under the Incentive Plan in connection with our IPO and that are held by the NEO, except to the extent that such restricted shares would be forfeited on termination. Because the value of such shares held by each of our NEOs as of December 31, 2012 exceeded the amount of such cash severance, none of these NEOs would have received any cash severance had his employment been terminated by us without cause or by him for good reason on such date.

(2)
Each NEO's employment or severance agreement provides for a pro rata bonus payment upon termination of his employment due to death or "disability" (see the definition of such term in the narrative below), by us without cause or by him for good reason. "Pro Rata Bonus" amounts shown in the table for a termination of employment due to death or "disability" represent the actual annual bonuses with respect to the 2012 fiscal year that were determined by the Compensation Committee under the Company's annual incentive plan and paid in March 2013.

(3)
Each NEO's employment or severance agreement provides that the NEO may elect to continue coverage under our group health plans for him and his eligible dependents for a period not to exceed 18 months following termination of his employment by us without cause or by him for good reason at the same cost to him as is paid by similarly situated employees for similar coverage. The amounts set forth in this column for Messrs. Bryant, Wilkirson, Painter and Farnsworth assume that each would have elected to continue his coverage for the maximum 18 months. No amount is set forth for Mr. Whitfield, as he receives health coverage from his former employer on terms that are more generous than the terms of our coverage and, therefore, had his employment terminated on December 31, 2012, he likely would have elected to continue such coverage from his former employer. Had Mr. Whitfield nevertheless elected coverage from us as of such date, the value of 18 months of such coverage for him would have been approximately $20,000.

(4)
Please see the narrative below for a description of the treatment of the NEOs' equity awards on termination of their employment or a change in control.

  Termination of employment

        Restricted stock.    Under the terms of each NEO's restricted stock award agreements, on termination of the NEO's employment due to his death or "disability" (as defined below), the vesting of each of his unvested Class B and Class C restricted stock awards will accelerate in all cases, and the vesting of his unvested Class D restricted stock awards will accelerate if a specified value condition is met on December 21, 2014. To meet this value condition, the average of the volume weighted average price of a share of our common stock for each trading day during the 90-day period ending on December 20, 2014 must equal or exceed the $13.50 price at which we sold our shares to the public in our IPO. The amounts reflected in the "Death or Disability" rows of the "Accelerated Vesting of Equity" column in the table above assume that a share of our common stock would have had the same $24.56 value on December 21, 2014 as it had on December 31, 2012. Based on this assumption, the value condition would have been met and the Class D restricted stock awards would have vested on such date. Each NEO's restricted stock award agreements provide for forfeiture of his unvested restricted stock awards on termination of his employment for any reason other than due to his death or disability, except as otherwise noted below with respect to restricted stock awards following termination of employment after a change in control.

        Restricted stock units.    Under the terms of each NEO's restricted stock unit award agreement as in effect on December 31, 2012, on termination of the NEO's employment due to his death or disability, the service condition under the award will be deemed satisfied as of the date of such termination and the shares underlying the award will be distributed to the NEO on December 31, 2013, subject to attainment of the specified performance criteria. As the performance criteria had not yet been attained as of December 31, 2012, no amount in respect of the restricted stock units is reflected in the "Death or Disability" rows of the "Accelerated Vesting of Equity" column of the table above. Each NEO's restricted stock unit award agreement provides for forfeiture of his unvested restricted stock award on termination of his employment for any reason other than due to his death or disability, with the shares underlying the vested portion of the award distributed to the NEO on December 31, 2013, subject to attainment of the specified performance criteria. In February 2012, the Board approved non-material amendments to the restricted stock unit awards held by all participants, including the NEOs, to provide for distribution of all or a portion of the shares underlying the awards after each of 2011, 2012 and 2013, based on attainment of the specified performance criteria for such year. The Board also approved the vesting and distribution of 50% of the shares underlying the restricted stock unit awards based on performance during 2012.

        Stock options.    Under the terms of each NEO's stock option award agreement as in effect on December 31, 2012, on termination of the NEO's employment due to his death or disability, the unvested portion of the option will accelerate as of the date of such termination, and the option will remain exercisable until the earlier of one year after such termination or the expiration of the option. Each NEO's stock option award agreement provides for forfeiture of the unvested portion of the option on termination of the NEO's employment by us without "cause" (see definition below) or by him for any reason, with the vested portion of the option remaining exercisable until the earlier of 90 days after such termination or the expiration of the option. The entire option, whether vested or unvested, is forfeited on termination of the NEO's employment by us for cause. In February 2012, the Board approved non-material amendments to the option awards held by all participants, including the NEOs, to provide that, after any termination of employment other than by us for cause, the vested portion of the option will remain exercisable until the expiration of the option.

  Change in control

        Restricted stock.    Under the terms of each NEO's restricted stock award agreements, on a "change in control" (as defined below), the vesting of each of his unvested Class B and Class C restricted stock awards will accelerate in all cases, and the vesting of his unvested Class D restricted stock awards will accelerate if a specified value condition is met as of the date of such change in control. In addition, if the acquirer in such change in control requests that the NEO continue to provide services to us (or our successor or the surviving entity) for a specified period not to exceed 12 months after such change in control, the Class D restricted stock awards will accelerate on the earliest of the last day of such period, December 21, 2014 or the date on which the NEO's employment is terminated by us (or our successor or the surviving entity) without cause, by him for "good reason" (as defined below) or due to his death or disability. The amounts reflected in the "Change in Control" rows of the "Accelerated Vesting of Equity" column in the table above assume that a share of our common stock would have had the same $24.56 value on December 21, 2014 as it had on December 31, 2012. Based on this assumption, the value condition would have been met and the Class D restricted stock awards would have vested on such date.

        Restricted stock units.    Under the terms of each NEO's restricted stock unit award agreement, on a change in control, the award will vest based on the target amount of the award or, if greater, attainment of the specified performance criteria as of the date of such change in control. As of December 31, 2012, the actual performance attained was at the target amount of the awards and therefore the amounts reported in the "Change in Control" rows of the "Accelerated Vesting of Equity" column in the table above reflect accelerated vesting of the awards at target. Had we attained maximum performance as of December 31, 2012, the amounts would be as follows: Mr. Bryant, $1,972,659; Mr. Wilkirson, $443,848; Mr. Whitfield, $815,932; Mr. Painter, $776,735; and Mr. Farnsworth, $776,735.

        Stock options.    Under the terms of each NEO's stock option award agreement as in effect on December 31, 2012, on a change in control, the vesting of the unvested portion of the award will accelerate and, unless otherwise provided by the Compensation Committee, will be canceled in consideration of a payment to the NEO in an amount equal to the intrinsic value of the award (i.e., the per share price paid by the acquirer in such change in control minus the exercise price of the option, multiplied by the number of shares covered by the option). In February 2012, the Board approved non-material amendments to the option awards held by all participants, including the NEOs, to provide that, in consideration of the cancelation of the awards on a change in control, each participant may elect either to receive a payment in an amount equal to the intrinsic value of the participant's award or to have the award rolled over into an equivalent option to purchase shares of the acquirer's stock. However, our Chief Executive Officer may determine to disregard the participants' elections so long as the options held by all participants are treated substantially similarly.

        Golden Parachute Tax Gross-Ups.    The employment or severance agreement with each of our NEOs other than Mr. Whitfield provides for a "gross-up" of any golden parachute excise taxes imposed under Internal Revenue Code Section 4999 on any change-in-control-related payments or benefits that he receives. However, such gross-up does not apply to the issuance to him of any of our equity interests, the accelerated vesting of any such interests or any other benefit that he may receive in connection with such a change in control. In addition, he is not entitled to such a gross-up if the aggregate value of such change-in-control-related payments does not exceed 110% of his safe harbor amount (i.e., three times his average total annual compensation for the five calendar years prior to the change in control). Had a change in control occurred on December 31, 2012, the aggregate value of the payments that would have been made to each of Messrs. Bryant, Wilkirson, Painter and Farnsworth in connection with such change in control (other than any accelerated vesting of his restricted stock awards) would not have exceeded 110% of his safe harbor amount. Therefore, none of Messrs. Bryant, Wilkirson, Painter or Farnsworth would have been entitled to a gross-up payment pursuant to his employment or severance agreement.

        Releases.    On each termination of an NEO's employment other than due to his death or disability our obligation to provide the salary and pro rata bonus payments quantified and described in the table above would have been subject to the NEO's execution of a release of claims in our favor.

        Restrictive Covenants.    Each NEO's employment or severance agreement contains restrictions on competing with us or soliciting our employees during a specified period following termination of his employment with us: one year, in the case of Messrs. Bryant, Whitfield, Painter and Farnsworth, and six months, in the case of Mr. Wilkirson. Each NEO also is subject to perpetual restrictions on disclosing our confidential information or disparaging us.

        Termination by Us without Cause or by the NEO for Good Reason.    As quantified and described in the table above, each NEO's employment or severance agreement provides for specified payments and benefits upon termination of his employment by us without cause or by him for good reason, and each NEO's Class D restricted stock award agreement provides for accelerated vesting of the award on termination of the NEO's employment by us without cause or by him for good reason under specified circumstances following a change in control. Each of these agreements generally defines "cause" to mean the NEO's:

  •
  willful failure to substantially perform his duties;

  •
  willful misconduct, gross negligence or breach of fiduciary duty that results in material demonstrable harm to us or any of our affiliates;

  •
  willful and material breach of the agreement that results in material demonstrable harm to us or any of our affiliates;

  •
  conviction of, or entering a plea bargain or settlement admitting the guilt or the imposition of unadjudicated probation for, any felony that involves moral turpitude or as a result of which his continued employment would reasonably be expected to have a material adverse impact on our or our affiliates' reputations;

  •
  having been the subject of any order, judicial or administrative, obtained or issued by the SEC for any securities violation involving fraud;

  •
  unlawful use or possession of illegal drugs on our premises or while performing his duties and responsibilities; or

  •
  commission of an act of fraud, embezzlement or misappropriation against us or any of our affiliates.

        In each case, the NEO has 30 days following written notice from us to cure, if possible, the situation alleged to constitute cause.

        Each agreement generally defines "good reason" to mean:

  •
  a material diminution in the NEO's base salary; or

  •
  the relocation of the geographic location of the NEO's principal place of employment by more than 75 miles from Houston, Texas.

        Messrs. Bryant's and Whitfield's employment agreements define "good reason" to include also the following:

  •
  a material diminution in his authority, duties, responsibility or roles; or

  •
  a material breach by us of his employment agreement.

        In each case, the NEO is required to provide us with written notice of the condition alleged to constitute good reason within 45 days after the initial existence of the condition. We then have 30 days to cure the condition.

        Disability.    As quantified and described in the table above, each NEO's employment or severance agreement provides for specified payments and benefits on his disability, and each NEO's equity award agreements provide for accelerated vesting of the awards on his disability, either in all cases or under specified circumstances. Each of these agreements generally defines "disability" to mean the NEO's inability to perform, with or without reasonable accommodation, the essential functions of his position for a total of three months during any six-month period as a result of incapacity due to mental or physical illness.

        Change in Control.    As discussed above, our NEOs' equity awards vest in connection with a change in control under specified circumstances. The Incentive Plan generally defines a "change in control" to mean:

  •
  the acquisition of more than 50% of the combined voting power of our outstanding securities (other than by any of our controlling stockholders or their respective affiliates);

  •
  the replacement of the majority of our directors during any 12-month period (other than by directors approved by a majority of our remaining directors);

  •
  the consummation of our merger or consolidation with another entity (unless our voting securities outstanding immediately prior to such transaction continue to represent at least 50% of the combined voting power and total fair market value of our securities or those of the surviving entity outstanding immediately after such transaction); or

  •
  the transfer of our assets having an aggregate fair market value of more than 50% of our fair market value immediately prior to such transfer, but only if, in connection with such transfer or within a reasonable period thereafter, our stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of our fair market value immediately prior to such transfer.

Equity Compensation Plan Information

        The following table sets forth information regarding our equity compensation plans as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders(1)	1,867,864	(2)	$17.87	(4)	11,239,950
Equity compensation plans not approved by security holders	—		—		—
Total	1,867,864		$17.87	(4)	11,239,950

(1)
Includes the Cobalt International Energy Inc. Long Term Incentive Plan and the Cobalt International Energy, Inc. Non-Employee Directors Compensation Plan.

(2)
Includes 1,434,393 shares of common stock underlying stock options, 33,204 shares of common stock underlying restricted stock unit awards granted to our non-employee directors, up to 284,076 shares of common stock underlying performance-based restricted stock unit awards which may be issued subject to the achievement of performance conditions and 116,191 shares of common stock granted to non-employee directors under our Non-Employee Directors Compensation Plan, which were deferred under our Non-Employee Directors Deferral Plan.

(3)
Includes 10,535,261 shares of common stock available for issuance under the Cobalt International Energy Inc. Long Term Incentive Plan and 704,689 shares of common stock available for issuance under the Cobalt International Energy, Inc. Non-Employee Directors Compensation Plan. Directors may elect to defer under the Cobalt International Energy, Inc. Non-Employee Directors Deferral Plan all or a portion of their annual retainers and their restricted stock units that they receive under our Non-Employee Directors Compensation Plan.

(4)
Does not take into account shares of common stock underlying outstanding restricted stock units or shares of common stock that have not been deferred.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended December 31, 2012 except for one late Form 5 filing on behalf of each of Messrs. Bryant and Farnsworth and one late Form 4 filing on behalf of each of Messrs. Marshall, Scoggins and Young.

HOUSEHOLDING

        As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Cobalt International Energy, Inc., at the Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary, or by telephone at +1 (713) 452-2322. We undertake to deliver separate copies of these documents promptly upon such request. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

        Any stockholder desiring to present a stockholder proposal at our 2014 Annual Meeting of Stockholders and to have the proposal included in our related proxy statement must send it to Cobalt International Energy, Inc., Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, Attention: Secretary, so that it is received no later than November 21, 2013. All such proposals should be in compliance with SEC rules and regulations. We will only include in our proxy materials those stockholder proposals that we receive before the deadline and that are proper for stockholder action.

        In addition, in accordance with our bylaws, any stockholder entitled to vote at our 2014 Annual Meeting of Stockholders may propose business (other than proposals to be included in our proxy statement and proxy as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2014 Annual Meeting of Stockholders only if written notice of such stockholder's intent is given in accordance with the requirements of our bylaws and SEC rules and regulations. Such proposal must be submitted in writing and addressed to the attention of our Secretary at the address shown above, so that it is received between December 27, 2013 and January 26, 2014.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey A. Starzec Senior Vice President, General Counsel and Secretary

Houston, Texas
March 21, 2013

Annex A

COBALT INTERNATIONAL ENERGY, INC.
LONG TERM INCENTIVE PLAN
(Amended and Restated as of February 21, 2013)

        Section 1.    Purpose.    The purpose of the Cobalt International Energy, Inc. Long Term Incentive Plan (as amended from time to time, the "Plan") is to motivate and reward those employees and other individuals who are expected to contribute significantly to the success of Cobalt International Energy, Inc. (together with its subsidiaries, the "Company") and its Affiliates to perform at the highest level and to further the best interests of the Company and its shareholders.

        Section 2.    Definitions.    As used in the Plan, the following terms shall have the meanings set forth below:

          (a)   "Act" means Securities Exchange Act of 1934.

          (b)   "Affiliate" means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

          (c)   "Award" means any Option, SAR, Restricted Stock, RSU, Performance Award or Other Stock-Based Award granted under the Plan.

          (d)   "Award Document" means any agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

          (e)   "Beneficiary" means a person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant's death. If no such person is named by a Participant, or if no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant's death, such Participant's Beneficiary shall be such Participant's estate.

          (f)    "Board" means the board of directors of the Company.

          (g)   "Cause" means, with respect to any Participant, "cause" as defined such Participant's Employment Agreement, if any, or if not so defined, except as otherwise provided in such Participant's Award Document, such Participant's:

              (i)  having engaged in material mismanagement in providing services to the Company or its Affiliates;

             (ii)  having engaged in conduct that he or she knew would be materially injurious to the Company or its Affiliates;

            (iii)  material breach of any applicable Employment Agreement or Lock Up Agreement;

            (iv)  having been convicted of, or having entered a plea bargain or settlement admitting guilt for, any felony under the laws of the United States, any state or the District of Columbia where such felony involves moral turpitude or where, as a result of such felony, the continued employment of the Participant would have, or could reasonably be expected to have, a material adverse impact on the reputation of the Company or any of its Affiliates; or

             (v)  having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission for any securities violation involving fraud including, for example, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

  The occurrence of any such event that is susceptible to cure or remedy shall not constitute Cause if such Participant cures or remedies such event within 30 days after the Company provides notice to such Participant.

          (h)   "Change in Control" means the occurrence of any one or more of the following events:

              (i)  any "person" (as defined in Section 13(d) of the Act), other than (A) an employee benefit plan or trust maintained by the Company or (B) any of the Sponsors (as defined in the Amended and Restated Certificate of Incorporation of the Company as in effect immediately following the closing of the initial public offering of Shares) or their respective affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors;

             (ii)  at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or

            (iii)  the consummation of (A) a merger or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any Person (other than an Affiliate of the Company) of assets of the Company and/or any of its subsidiaries, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the "Company Value") immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company's stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).

  Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred with respect to a Participant if the Participant is part of a "group" within the meaning of Section 13(d)(3) of the Act that consummates the Change in Control transaction. In addition, for purposes of the definition of Change in Control, a person engaged in business as an underwriter of securities shall not be deemed to be the beneficial owner of, or to beneficially own, any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

          (i)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

          (j)    "Committee" means the Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the "Committee" shall refer to the Board.

          (k)   "Covered Employee" means an individual who is (i) either a "covered employee" or expected by the Committee to be a "covered employee," in each case within the meaning of Section 162(m)(3) of the Code or (ii) expected by the Committee to be the recipient of compensation (other than Section 162(m) Compensation) in excess of $1,000,000 for the tax year of the Company with regard to which a deduction in respect of such individual's Award would be claimed.

          (l)    "Disability" means, with respect to any Participant, "disability" as defined in such Participant's Employment Agreement, if any, or if not so defined, except as otherwise provided in such Participant's Award Document:

              (i)  a permanent and total disability that entitles the Participant to disability income payments under any long-term disability plan or policy provided by the Company under which the Participant is covered, as such plan or policy is then in effect; or

             (ii)  if such Participant is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term "Disability" means a "permanent and total disability" as defined in Section 22(e)(3) of the Code and, in this case, the existence of any such Disability will be certified by a physician acceptable to the Company.

          (m)  "Effective Date" means October 22, 2009.

          (n)   "Employment Agreement" means any employment, severance, consulting or similar agreement between the Company or any of its Affiliates and a Participant.

          (o)   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

          (p)   "Fair Market Value" means with respect to Shares, the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, fair market value as determined by the Committee, and with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

          (q)   "Good Reason" means, with respect to any Participant, "good reason" as defined in such Participant's Employment Agreement, if any, or if not so defined, except as otherwise provided in such Participant's Award Document, the occurrence of any one or both of the following events:

              (i)  a material reduction by the Company or any of its Affiliates of such Participant's base salary; or

             (ii)  relocation by the Company or any of its Affiliates of the geographic location of such Participant's principal place of employment by more than 75 miles from Houston, Texas.

  In each case, if such Participant desires to terminate his or her employment or engagement with the Company or such Affiliate for Good Reason, he or she must first give written notice of the facts and circumstances providing the basis for Good Reason to the Company or such Affiliate and allow the Company or such Affiliate 60 days from the date of such notice to remedy, cure or rectify the situation giving rise to Good Reason, and in the absence of any such remedy, cure or rectification, such Participant must terminate his or her employment or engagement for such Good Reason within 120 days after delivery of such written notice.

          (r)   "Incentive Stock Option" means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that meets the requirements of Section 422 of the Code.

          (s)   "Intrinsic Value" with respect to an Option or SAR Award means (i) the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

          (t)    "Lock Up Agreement" means any agreement between the Company or any of its Affiliates and a Participant that provides for restrictions on the transfer of Shares held by such Participant.

          (u)   "Non-Qualified Stock Option" means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.

          (v)   "Option" means an Incentive Stock Option or a Non-Qualified Stock Option.

          (w)  "Other Stock-Based Award" means an Award granted pursuant to Section 10.

          (x)   "Participant" means the recipient of an Award granted under the Plan.

          (y)   "Performance Award" means an Award granted pursuant to Section 9.

          (z)   "Performance Period" means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

          (aa) "Replacement Award" means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by the Company or with which the Company combines.

          (bb) "Restricted Stock" means any Share granted pursuant to Section 8.

          (cc)  "RSU" means a contractual right granted pursuant to Section 8 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

          (dd) "SAR" means any right granted pursuant to Section 7 to receive upon exercise by a Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant, or if granted in connection with an Option, on the date of grant of the Option.

          (ee) "Section 162(m) Compensation" means "qualified performance-based compensation" under Section 162(m) of the Code.

          (ff)  "Shares" means shares of the Company's common stock.

          (gg) "Termination of Service" means, in the case of a Participant who is an employee of the Company or an Affiliate, cessation of the employment relationship such that the Participant is no longer an employee of the Company or Affiliate, or, in the case of a Participant who is an independent contractor, the date the performance of services for the Company or an Affiliate has ended; provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as a director of the Board or an independent contractor shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service will be deemed to occur for a Participant employed by an Affiliate when an Affiliate ceases to be an Affiliate unless such Participant's employment continues with the Company or another Affiliate.

        Section 3.    Eligibility.

          (a)   Any employee, consultant or other advisor of, or any other individual who provides services to, the Company or any Affiliate, other than any non-employee director of the Company or any Affiliate, shall be eligible to be selected to receive an Award under the Plan.

          (b)   Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Replacement Awards under the Plan.

        Section 4.    Administration.

          (a)    Administration of the Plan.    The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders and Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

          (b)    Composition of Committee.    To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are (i) independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which the Shares are quoted or traded; (ii) a non-employee director within the meaning of Rule 16b-3 under the Exchange Act; and (iii) an outside director pursuant to Section 162(m) of the Code. The Board may designate one or more members of the Board as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. To the extent permitted by applicable law, the Committee may delegate to one or more officers of the Company the authority to grant Awards, except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Exchange Act.

          (c)    Authority of Committee.    Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Replacement Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

          (d)    Dodd-Frank Clawback.    The Committee shall have full authority to implement any policies and procedures necessary or desirable to comply with Section 10D of the Exchange Act and any rules promulgated thereunder. Without limiting the foregoing, the Committee may provide in any Award Document that, in event of a financial restatement that reduces the amount of previously awarded incentive compensation that would not have been earned had results been properly reported, outstanding Awards will be cancelled and the Company may clawback (i.e., recapture) realized Option/SAR gains and realized value for vested Restricted Stock or RSUs or earned Performance Awards within 12 months preceding the financial restatement.

          (e)    Restrictive Covenants.    The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

        Section 5.    Shares Available for Awards.

          (a)   Subject to adjustment as provided in Section 5(c) and except for Replacement Awards, (i) the maximum number of Shares available for issuance under the Plan shall not exceed 10,741,862 Shares and (ii) no Participant may receive under the Plan in any calendar year (A) Options and SARs that relate to more than 5,370,931 Shares; (B) Restricted Stock and RSUs that relate to more than 5,370,931 Shares or (C) Performance Awards and Other Stock-Based Awards that relate to more than 5,370,931 Shares.

          (b)   Any Shares subject to an Award (other than a Replacement Award or a Restricted Stock Award granted in connection with the closing of the Company's initial public offering and pursuant to the Company's reorganization agreement), that expires, is canceled, forfeited or otherwise terminates without the delivery of such Shares, including (i) the number of Shares surrendered or withheld in payment of any grant, purchase, exercise or hurdle price of an Award or taxes related to an Award and (ii) any Shares subject to an Award to the extent that Award is settled without the issuance of Shares, shall again be, or shall become, available for issuance under the Plan.

          (c)   In the event that the Committee determines that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall adjust equitably any or all of:

              (i)  the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a);

             (ii)  the number and type of Shares (or other securities) subject to outstanding Awards; and

            (iii)  the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

  provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

          (d)   Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

        Section 6.    Options.    The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

          (a)   The exercise price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Replacement Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

          (b)   The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option.

          (c)   The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

          (d)   The Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

          (e)   The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code.

        Section 7.    Stock Appreciation Rights.    The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

          (a)   SARs may be granted under the Plan to Participants either alone ("freestanding") or in addition to other Awards granted under the Plan ("tandem") and may, but need not, relate to a specific Option granted under Section 6.

          (b)   The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Replacement Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

          (c)   The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR.

          (d)   The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

        Section 8.    Restricted Stock and RSUs.    The Committee is authorized to grant Awards of Restricted Stock and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

          (a)   Shares of Restricted Stock and RSUs shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

          (b)   Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the

  Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

          (c)   If the Committee intends that an Award granted under this Section 8 shall constitute or give rise to Section 162(m) Compensation, such Award shall be structured in accordance with the requirements of Section 9, including the performance criteria and the Award limitation set forth therein, and any such Award shall be considered a Performance Award for purposes of the Plan.

          (d)   The Committee may provide in an Award Document that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.

        Section 9.    Performance Awards.    The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

          (a)   Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

          (b)   Every Performance Award shall include, if the Committee intends that such Award should constitute Section 162(m) Compensation, a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a Performance Period or Performance Periods, as determined by the Committee, of a level or levels of, or increases in, in each case as determined by the Committee, one or more of the following performance measures with respect to the Company: captured prospects, licenses or leases acquired, contracts executed, operated prospects matured to drill ready, drilling programs commenced, wells commenced, successful wells, drillable prospects, exploratory and appraisal drilling performance, capabilities and critical path items established, operating or total budget, cash management, liquidity measurements, capital raised, captured net risked resource potential, acquisition cost efficiency, central lease sale position, acquisitions of oil and gas interests, measurements of proved, probable or possible reserves, measurements of resources, finding and development costs, overhead costs, general and administration expense, market price of a Share, cash flow, reserve value, net asset value, earnings, net income, value or number of asset dispositions, operating income, cash from operations, revenue, margin, EBITDA (earnings before interest, taxes, depreciation and amortization), EBITDAX (earnings before interest, taxes, depreciation, amortization and exploration expense), net capital employed, return on assets, stockholder return, reserve replacement, return on equity, return on capital employed, production, assets, unit volume, sales, market share, safety and environmental performance objectives, accidents, injuries or fatalities, or strategic business criteria consisting of one or more objectives based on meeting specified goals relating to acquisitions or divestitures, each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company. Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. Except in the case of an award intended to qualify as Section 162(m) Compensation, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Performance measures may vary from Performance Award to Performance Award, respectively, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Section 162(m) Compensation. Notwithstanding any provision of the Plan to the contrary, the Committee shall not be authorized to increase the amount payable under any Award to which this Section 9(b) applies upon attainment of such pre-established formula.

          (c)   Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, in the discretion of the Committee. The Committee shall specify the circumstances in which, and the extent to which, Performance Awards shall be paid or forfeited in the event of a Participant's Termination of Service.

          (d)   Performance Awards will be settled only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award but may not exercise discretion to increase any amount payable to a Covered Employee in respect of a Performance Award intended to qualify as Section 162(m) Compensation. Any settlement that changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as Section 162(m) Compensation.

          (e)   The maximum dollar value that may be earned by any Participant for each 12 months in a Performance Period with respect to Performance Awards that are intended to constitute Section 162(m) Compensation and are denominated in cash is $20 million. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation set forth in this Section 9(e).

        Section 10.    Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, or any combination thereof, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 10.

        Section 11.    Effect of Termination of Service or a Change in Control on Awards.

          (a)   The Committee may provide, by rule or regulation or in any Award Document, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant's Termination of Service prior to the end of a Performance Period or exercise or settlement of such Award.

          (b)   The Committee may set forth the treatment of an Award upon a Change in Control in the applicable Award Document.

          (c)   In the case of an Option or SAR Award, except as otherwise provided in the applicable Award Document, upon a Change in Control, a merger or consolidation involving the Company or any other event with respect to which the Committee deems it appropriate, the Committee may cause such Award to be canceled in consideration of (i) the full acceleration of such Award and either (A) a period of at least ten days prior to the effective date of such Change in Control to exercise the Award or (B) a payment in cash or other consideration to the Participant who holds such Award in an amount equal to the Intrinsic Value of such Award (which may be equal to but not less than zero), which, if in excess of zero, shall be payable upon the effective date of such Change in Control, merger, consolidation or other event or (ii) a substitute award (which immediately upon grant shall have an Intrinsic Value equal to the Intrinsic Value of such Award or the value otherwise permitted under Section 409A of the Code).

        Section 12.    General Provisions Applicable to Awards.

          (a)   Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

          (b)   Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (c)   Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

          (d)   Except as may be permitted by the Committee (except with respect to Incentive Stock Options) or as specifically provided in an Award Document, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 12(e) and (ii) during a Participant's lifetime, each Award, and each right under any Award, shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative. The provisions of this Section 12(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

          (e)   A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose.

          (f)    All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (g)   The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

        Section 13.    Amendments and Termination.

          (a)    Amendment or Termination of Plan.    Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Document or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any "clawback" or recoupment provisions on any Awards in accordance with Section 4(d) of the Plan. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

          (b)    Terms of Awards.    The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any "clawback" or recoupment provisions on any Awards in accordance with Section 4(d) of the Plan; and provided further, that the Committee's authority under this Section 13(b) is limited in the case of Awards subject to Section 9(b), as provided in Section 9(b).

          (c)    No Repricing.    Notwithstanding the foregoing, except as provided in Section 5(c), no action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any Award established at the time of grant thereof without approval of the Company's shareholders.

        Section 14.    Miscellaneous.

          (a)   No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

          (b)   The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any

  Award Document or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Document.

          (c)   Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

          (d)   The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes; provided that if the Committee allows the withholding or surrender of Shares to satisfy a Participant's tax withholding obligations, the aggregate Fair Market Value of such withheld or surrendered Shares shall not exceed the minimum statutory withholding amount for federal and state tax purposes, including payroll taxes.

          (e)   If any provision of the Plan or any Award Document is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Document, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Document shall remain in full force and effect.

          (f)    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

          (g)   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

        Section 15.    Effective Date of the Plan.    The Plan shall be effective as of the Effective Date.

        Section 16.    Term of the Plan.    No Award shall be granted under the Plan after the earliest to occur of (i) the tenth year anniversary of the Effective Date, (ii) the maximum number of Shares available for issuance under the Plan have been issued or (iii) the Board terminates the Plan in accordance with Section 13(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Document, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

        Section 17.    Section 409A of the Code.    With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Document shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding any of the foregoing, the Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not satisfy the provisions thereof.

        Section 18.    Governing Law.    The Plan and each Award Document shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

VOTE BY INTERNET OR TELEPHONE QUICK EASY IMMEDIATE X Please mark your votes like this FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY BY MAIL Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. Cobalt International Energy, Inc. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE OR OR As a stockholder of Cobalt International Energy, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 24, 2013. Signature Signature Date , 2013. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: 1. Election of four Class I directors to serve until the 2016 Annual Meeting. WITHHELD from all nominees listed to the left FOR all nominees listed to the left (except as marked to the contrary below) THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4. COBALT INTERNATIONAL ENERGY, INC. IS MAKING FOUR PROPOSALS, NONE OF WHICH ARE CONTINGENT ON EACH OTHER. NOMINEES: (Instruction: To withhold authority to vote for any individual nominee, write the number(s) of the nominees in the space provided below.) (01) Joseph H. Bryant (02) N. John Lancaster (03) Jon A. Marshall (04) Kenneth A. Pontarelli 2. Ratification of Ernst & Young LLP as independent auditors for 2013. 3. Approval of the Cobalt International Energy, Inc. Long Term Incentive Plan. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 4. Advisory approval of the company’s executive compensation as disclosed in the proxy materials. FOR AGAINST ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS COBALT INTERNATIONAL ENERGY, INC. The undersigned appoints Joseph H. Bryant and Jeffrey A. Starzec as proxies, with the power to appoint their substitutes, and authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Cobalt International Energy, Inc. held of record by the undersigned at the close of business on March 14, 2013 at the Annual Meeting of Stockholders of Cobalt International Energy, Inc. to be held on April 25, 2013 or at any adjournment thereof. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 25, 2013. This proxy statement and our 2012 Annual Report to Stockholders are available at http://www.cstproxy.com/cobaltintl/2013